Exhibit 2

                       AGREEMENT AND PLAN OF MERGER



                                  among



                         SOUTHERN UNION COMPANY,

                       GUS ACQUISITION CORPORATION



                                   and



                      PROVIDENCE ENERGY CORPORATION

                      Dated as of November 15, 1999

                            TABLE OF CONTENTS

                                                                     Page
                                                                     ----

                           ARTICLE I  DEFINITIONS

         Section 1.1      Certain Defined Terms . . . . . . . . . . . . 1
         Section 1.2      Other Defined Terms . . . . . . . . . . . . . 8

                 ARTICLE II  THE MERGER; OTHER TRANSACTIONS

         Section 2.1      The Merger  . . . . . . . . . . . . . . . . . 9
         Section 2.2      Effective Time of the Merger  . . . . . . . . 9
         Section 2.3      Closing . . . . . . . . . . . . . . . . . . . 9
         Section 2.4      Articles of Incorporation; Bylaws . . . . .  10
         Section 2.5      Directors and Officers  . . . . . . . . . .  10
         Section 2.6      Other Transactions  . . . . . . . . . . . .  10
         Section 2.7      Certificate of Incorporation; Bylaws  . . .  10
         Section 2.8      Directors and Officers  . . . . . . . . . .  10

                     ARTICLE III  CONVERSION OF SHARES

         Section 3.1      Effect of the Merger  . . . . . . . . . . .  11
         Section 3.2      Exchange of PVY Common Stock
                            Certificates  . . . . . . . . . . . . . .  11
         Section 3.3      PVY Options; PVY Performance Shares . . . .  13

             ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF SUG

         Section 4.1      Organization, Existence and
                            Qualification   . . . . . . . . . . . . .  14
         Section 4.2      Authority Relative to this Agreement
                            and Binding Effect  . . . . . . . . . . .  14
         Section 4.3      Governmental Approvals  . . . . . . . . . .  15
         Section 4.4      Public Utility Holding Company
                            Status; Regulation as a
                            Public Utility  . . . . . . . . . . . . .  15
         Section 4.5      Legal Proceedings; Orders . . . . . . . . .  15
         Section 4.6      Brokers . . . . . . . . . . . . . . . . . .  16
         Section 4.7      Disclaimer of Representations and
                            Warranties  . . . . . . . . . . . . . . .  16

              ARTICLE V  REPRESENTATIONS AND WARRANTIES OF PVY

         Section 5.1      Organization, Existence and
                            Qualification . . . . . . . . . . . . . .  16
         Section 5.2      Capitalization  . . . . . . . . . . . . . .  17
         Section 5.3      Subsidiaries; Investments . . . . . . . . .  17
         Section 5.4      Authority Relative to this Agreement
                            and Binding Effect  . . . . . . . . . . .  17
         Section 5.5      Governmental Approvals  . . . . . . . . . .  18
         Section 5.6      Public Utility Holding Company Status;
                            Regulation as a Public Utility  . . . . .  18

         Section 5.7      Compliance with Legal Requirements;
                            Governmental Authorizations . . . . . . .  18
         Section 5.8      Legal Proceedings; Orders . . . . . . . . .  19
         Section 5.9      SEC Documents . . . . . . . . . . . . . . .  19
         Section 5.10     Taxes . . . . . . . . . . . . . . . . . . .  19
         Section 5.11     Intellectual Property . . . . . . . . . . .  20
         Section 5.12     Title to Assets . . . . . . . . . . . . . .  20
         Section 5.13     Indebtedness  . . . . . . . . . . . . . . .  20
         Section 5.14     Machinery and Equipment . . . . . . . . . .  20
         Section 5.15     Contracts . . . . . . . . . . . . . . . . .  21
         Section 5.16     Insurance . . . . . . . . . . . . . . . . .  21
         Section 5.17     Employees . . . . . . . . . . . . . . . . .  21
         Section 5.18     Employee Benefit Plans  . . . . . . . . . .  22
         Section 5.19     Environmental Matters . . . . . . . . . . .  24
         Section 5.20     No Material Adverse Change  . . . . . . . .  25
         Section 5.21     Brokers . . . . . . . . . . . . . . . . . .  25
         Section 5.22     PVY Stock Rights Agreement  . . . . . . . .  25
         Section 5.23     Regulatory Proceedings  . . . . . . . . . .  25
         Section 5.24     Vote Required . . . . . . . . . . . . . . .  26
         Section 5.25     Opinion of Financial Advisor  . . . . . . .  26
         Section 5.26     Disclaimer of Representations and
                            Warranties  . . . . . . . . . . . . . . .  26

                           ARTICLE VI  COVENANTS

         Section 6.1      Covenants of PVY  . . . . . . . . . . . . .  26
         Section 6.2      Covenants of SUG  . . . . . . . . . . . . .  35
         Section 6.3      Additional Agreements . . . . . . . . . . .  39

                          ARTICLE VII  CONDITIONS

         Section 7.1      Conditions to SUG's Obligation to
                            Effect the Merger . . . . . . . . . . . .  41
         Section 7.2      Conditions to PVY's Obligations to
                            Effect the Mergers  . . . . . . . . . . .  42

                         ARTICLE VIII  TERMINATION

         Section 8.1      Termination Rights  . . . . . . . . . . . .  43
         Section 8.2      Effect of Termination . . . . . . . . . . .  44
         Section 8.3      Termination Fee; Expenses . . . . . . . . .  44

                   ARTICLE IX  INDEMNIFICATION; REMEDIES

         Section 9.1      Directors' and Officer's
                            Indemnification . . . . . . . . . . . . .  45
         Section 9.2      Representations and Warranties  . . . . . .  45

                       ARTICLE X  GENERAL PROVISIONS

         Section 10.1     Expenses  . . . . . . . . . . . . . . . . .  46
         Section 10.2     Notices . . . . . . . . . . . . . . . . . .  46
         Section 10.3     Assignment  . . . . . . . . . . . . . . . .  47

         Section 10.4     Successor Bound . . . . . . . . . . . . . .  47
         Section 10.5     Governing Law; Forum; Consent to
                            Jurisdiction  . . . . . . . . . . . . . .  47
         Section 10.6     Waiver of Trial By Jury . . . . . . . . . .  47
         Section 10.7     Cooperation; Further Documents  . . . . . .  48
         Section 10.8     Construction of Agreement . . . . . . . . .  48
         Section 10.9     Publicity; Organizational and
                            Operational Announcements . . . . . . . .  48
         Section 10.10    Waiver  . . . . . . . . . . . . . . . . . .  49
         Section 10.11    Parties in Interest . . . . . . . . . . . .  49
         Section 10.12    Specific Performance  . . . . . . . . . . .  49
         Section 10.13    Section and Paragraph Headings  . . . . . .  49
         Section 10.14    Amendment . . . . . . . . . . . . . . . . .  49
         Section 10.15    Entire Agreement  . . . . . . . . . . . . .  49
         Section 10.16    Counterparts  . . . . . . . . . . . . . . .  49



Schedules:
---------
PVY Disclosure Schedule
SUG Disclosure Schedule
Schedule 6.1(n)




































                        AGREEMENT AND PLAN OF MERGER

          This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of the 15th day of November, 1999, among SOUTHERN UNION COMPANY, a Delaware corporation ("SUG"), GUS ACQUISITION CORPORATION, a Rhode Island corporation and a wholly-owned subsidiary of SUG ("Newco"), and PROVIDENCE ENERGY CORPORATION, a Rhode Island corporation ("PVY").

                                 RECITALS

          WHEREAS, the Board of Directors of each of SUG, Newco and PVY has approved and deems it advisable and in the best interests of their respective shareholders to consummate the merger of Newco with and into PVY upon the terms and subject to the conditions set forth herein; and

          WHEREAS, in furtherance thereof, the Board of Directors of each of SUG, Newco and PVY has approved this Agreement and the merger (the "Merger") of Newco with and into PVY, with PVY being the surviving corporation in the Merger;

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, SUG, Newco and PVY hereby agree as follows:

                                ARTICLE I

                               DEFINITIONS

          Section 1.1 Certain Defined Terms. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

          "Acquired Companies"--PVY and its Subsidiaries, collectively, and each, an "Acquired Company."

          "Affiliate"--with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person. As used in this definition, "control" (including with correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

          "Applicable Contract"--any Contract (a) under which any
Acquired Company has any rights, (b) under which any Acquired Company has any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is bound.

          "CERCLA"--the Comprehensive Environmental Response,
Compensation and Liability Act of 1980, as amended.

          "Closing Date"--the date on which the Closing actually takes place.

          "Contract"--any agreement, contract, document, instrument, obligation, promise or undertaking (whether written or oral) that is legally binding.

          "DGCL"--the Delaware General Corporation Law.

          "Encumbrance"--any charge, adverse claim, lien, mortgage, pledge, security interest or other encumbrance.

          "Environment"--soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

          "Environmental Law"--any applicable Legal Requirement that requires or relates to:

          (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

          (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

          (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

          (d) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; or

          (e) making responsible parties pay private parties, or groups of them, for damages done to their health by reason of Releases of Hazardous Materials or to the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets or for damages to natural resources.

          "ERISA"--the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that act or any successor law.

          "Exchange Act"--the Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued by the SEC pursuant to that act or any successor law.

          "Facilities"--any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Company.

          "FERC"--the Federal Energy Regulatory Commission or any successor agency.

          "Final Order"--an action by the relevant Governmental Body that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

          "GAAP"--generally accepted United States accounting principles, applied on a consistent basis.

          "Governmental Authorization"--any approval, consent, license, franchise, certificate of public convenience and necessity, permit, waiver or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

          "Governmental Body"--any:

               (a) nation, state, county, city, town, village, district or other jurisdiction of any nature;

               (b) federal, state, county, local, municipal or other government;

               (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or

               (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

          "Hazardous Activity"--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, any other act, business, operation, or thing that unreasonably increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities in any material respect.

          "Hazardous Materials"--any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

          "HSR Act"--the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor law, and regulations and rules issued by the U.S. Department of Justice or the Federal Trade Commission pursuant to that act or any successor law.

          "IRC"--the Internal Revenue Code of 1986, as amended.

          "IRS"--the Internal Revenue Service or any successor agency.

          "Knowledge"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director or officer of such Person or any material Subsidiary of it or other employee listed in Section 1.1 of the PVY Disclosure Schedule has actual knowledge of such fact or other matter.

          "Legal Requirement"--any federal, state, county, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, rule, tariff, franchise agreement, statute or treaty.

          "Material Contract"--a Contract involving a total commitment by or to any party thereto of at least $125,000 on an annual basis or at least $500,000 on its remaining term which cannot be terminated on less than sixty (60) days' notice, without penalty or additional cost to the Acquired Company as the terminating party.

          "Order"--any award, decision, decree, injunction, judgment, order, writ, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

          "Ordinary Course of Business"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

               (a) such action and authorization therefor is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

               (b) such action is not required by law to be authorized by the board of directors (or similar authority) of such Person or of such Person's parent company (if any).

          "Organizational Documents"--(a) the articles or certificate of incorporation or organization and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation and the members, operating or similar agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment to any of the foregoing.

          "PBGC"--the Pension Benefit Guaranty Corporation.

          "Person"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, organized group of persons, entity of any other type, or Governmental Body.

          "Proceeding"--any action, arbitration, hearing, litigation or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

          "ProvGas Preferred Stock"--the 8.70% redeemable cumulative preferred stock, par value $100.00 per share, of ProvGas.

          "PUHCA"--the Public Utility Holding Company Act of 1935, as amended, or any successor law, and regulations and rules issued by the SEC pursuant to that act or any successor law.

          "PVY Audited Financials"--the PVY Balance Sheet, the audited consolidated statement of income of the Acquired Companies for the year ended September 30, 1999, the audited consolidated statement of cash flows of the Acquired Companies for the year ended September 30, 1999, the consolidated statements of capitalization of the Acquired Companies at September 30, 1999, the consolidated statements of changes in common stockholders' investment of the Acquired Companies for the year ended September 30, 1999 (in each case, including the notes thereto), collectively.

          "PVY Balance Sheet"--the audited consolidated balance sheet of the Acquired Companies at September 30, 1999 (including the notes thereto), provided by PVY to SUG as part of the PVY Financial Statements.

          "PVY Benefit Plans"--all employee retirement, welfare, stock option, stock ownership, deferred compensation, bonus or other benefit plans, agreements, practices, policies, programs, or arrangements, that are applicable to any employee, director or consultant of the Acquired Companies or maintained by or contributed to by any of the Acquired Companies.

          "PVY Common Stock"--the common stock, par value $1.00 per share, of PVY.

          "PVY Disclosure Schedule"--the disclosure schedule delivered by PVY to SUG concurrently with the execution and delivery of this Agreement.

          "PVY Material Adverse Effect"--a material adverse effect (i) on the business, financial condition or results of operations of PVY and its Subsidiaries, taken as a whole, or (ii) on the ability of PVY and its Subsidiaries to consummate the Mergers in accordance with this Agreement.

          "PVY PEIP"--the Providence Energy Corporation 1992 Performance and Equity Incentive Plan.

          "PVY Performance Share"--a phantom share awarded under and subject to the terms of the PVY Performance Share Plan and having a value equal to the fair market value of a share of PVY Common Stock.

          "PVY Performance Share Plan"--the Providence Energy
Corporation Performance Share Plan.

          "PVY Permitted Liens"--Encumbrances securing Taxes, assessments, governmental charges or levies, or the claims of materialmen, mechanics, carriers and like persons, all of which are not yet due and payable or which are being contested in good faith; Encumbrances (other than any Encumbrance imposed by ERISA) incurred on deposits made in the Ordinary Course of Business in connection with worker's compensation, unemployment insurance or other types of social security; the Encumbrances created by and the Encumbrances permitted under the Indenture dated as of January 1, 1922 between ProvGas and State Street Bank and Trust Company (successor to Rhode Island Hospital Trust Company), as Trustee, as amended or supplemented from time to time (the "ProvGas Indenture"); in the case of leased real property, Encumbrances (not attributable to an Acquired Company as lessee) affecting the landlord's (and any underlying landlord's) interest in any leased real property; Encumbrances in respect of judgments or awards with respect to which PVY or one of its Subsidiaries shall in good faith currently be prosecuting an appeal or other proceeding for review and with respect to which PVY or such Subsidiary shall have secured a stay of execution pending such appeal or such proceeding for review; provided that PVY or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and such other Encumbrances which are not, individually or in the aggregate, reasonably likely to have a PVY Material Adverse Effect.

          "PVY Restricted Stock"--the shares of PVY Common Stock granted under and subject to the terms of the PVY PEIP.

          "Related Documents"--any Contract provided for in this Agreement to be entered into by one or more of the parties hereto or their respective Subsidiaries in connection with the Mergers.

          "Release"--any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

          "Representative"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

          "RIBCA"--the Rhode Island Business Corporation Act.

          "SEC"--the United States Securities and Exchange Commission or any successor agency.

          "Securities Act"--the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued by the SEC pursuant to that act or any successor law.

          "Subsidiary"--with respect to any Person (the "Owner"), any Person of which securities or other interests having the power to elect a majority of that other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of PVY.

          "SUG Disclosure Schedule"--the disclosure schedule delivered by SUG to PVY concurrently with the execution and delivery of this Agreement.

          "SUG Material Adverse Effect"--a material adverse effect (i) on the business, financial condition or results of operations of SUG and its Subsidiaries, taken as a whole, or (ii) on the ability of SUG and Newco to consummate the Mergers in accordance with this Agreement.

          "Related Documents"--any Contract provided for in this Agreement to be entered into by one or more of the parties hereto or their respective Subsidiaries in connection with the Mergers.

          "Tax"--any tax (including any income tax, capital gains tax, value-added tax, sales and use tax, transfer tax, franchise tax, payroll tax, withholding tax or property tax), levy, assessment, tariff, duty (including any customs duty), deficiency, franchise fee or payment, payroll tax, utility tax, gross receipts tax or other fee or payment, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

          "Tax Return"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax, including any amendment thereto.

          "Threatened"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing) or if any other event has occurred or any other circumstance exists, that would lead a director or officer of a comparable gas distribution company to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

          Section 1.2 Other Defined Terms. In addition to the terms defined in Section 1.1, certain other terms are defined elsewhere in this Agreement as indicated below and, whenever such terms are used in this Agreement, they shall have their respective defined meanings.

Term                               Section
Acquired Company Option Plans      3.3
Agreement                          Introductory Paragraph
Attleboro                          2.6
Attleboro Merger                   2.6
Business Combination               6.1(h)(4)
Certificates                       3.2(b)
Closing                            2.3
Confidentiality Agreement          6.1(c)(1)
Effective Time                     2.2
Employees                          6.2(b)
Final Surviving Corporation        2.6
Indemnified Parties                9.1(a)
Initial Termination Date           8.1(i)
MBCL                               2.6
Merger                             Recitals
Merger Consideration               3.1(a)
Mergers                            2.6
Newco                              Introductory Paragraph
Owner                              1.1
Paying Agent                       3.2(a)
ProvGas                            2.6
ProvGas Indenture                  1.1
ProvGas Merger                     2.6
Proxy Statement                    6.3(a)
PVY                                Introductory Paragraph
PVY Commonly Controlled Entity     5.18(a)(4)
PVY Financial Statements           5.9
PVY Meeting                        6.1(j)(1)
PVY Merger                         2.6
PVY Options                        3.3
PVY Rights                         3.1(a)
PVY SEC Documents                  5.9
PVY Shareholders' Approval         5.24
PVY Stock Rights Agreements        3.1(a)
SUG                                Introductory Paragraph

Superior Proposal                  6.1(h)(4)
Surviving Corporation              2.1
Third Party Beneficiary            10.11
WARN                               6.2(c)

                                ARTICLE II

                      THE MERGER; OTHER TRANSACTIONS

          Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Newco will be merged with and into PVY in accordance with the laws of the State of Rhode Island. As a result of the Merger, the separate corporate existence of Newco shall cease and PVY will be the surviving corporation in the Merger (the "Surviving Corporation") and will continue its corporate existence under the laws of the State of Rhode Island. The Merger will have the effect as provided in the applicable provisions of the RIBCA. Without limiting the generality of the foregoing, upon the Merger, all the property, rights, privileges, immunities, powers and franchises of Newco and PVY will vest in the Surviving Corporation and all obligations, duties, debts and liabilities of PVY and Newco will be the obligations, duties, debts and liabilities of the Surviving Corporation.

          Section 2.2 Effective Time of the Merger. On the Closing Date, with respect to the Merger, a duly executed Articles of Merger complying with the requirements of the RIBCA will be filed with the Secretary of State of the State of Rhode Island. The Merger will become effective upon the issuance of a certificate of merger by the Secretary of State of the State of Rhode Island (the "Effective Time").

          Section 2.3 Closing. Unless this Agreement has been terminated and the transactions contemplated herein have been abandoned pursuant to Article VIII hereof, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at 10:00 a.m., Eastern Time, on the Closing Date to be specified by the parties, which shall be no later than the tenth business day after satisfaction or, if permissible, waiver of all of the conditions set forth in Article VII hereof (other than Sections 7.1(a), 7.1(b), 7.1(c), 7.1(f), 7.1(g), 7.2(a), 7.2(b), 7.2(c) and 7.2(e), which shall be satisfied or waived on the Closing Date) at the offices of Hughes Hubbard & Reed LLP, New York, counsel to SUG, unless another date or place is agreed to in writing by the parties hereto.

          Section 2.4 Articles of Incorporation; Bylaws. Pursuant to the Merger, (i) the Articles of Incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to be identical to the Articles of Incorporation of Newco, as in effect immediately prior to the Effective Time, until thereafter amended as provided by law, except that Article 1 of the Articles of Incorporation shall be changed so that the name of the Surviving Corporation shall be Providence Energy Corporation and (ii) the Bylaws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to be identical to the Bylaws of Newco, as in effect immediately prior to the Effective Time, until thereafter amended as provided by law, except that the Bylaws shall be changed so that the name of the Surviving Corporation shall be Providence Energy Corporation.

          Section 2.5 Directors and Officers. The directors and officers of PVY immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

          Section 2.6 Other Transactions. Immediately after the Effective Time, PVY shall adopt an agreement and plan of merger pursuant to which North Attleboro Gas Company ("Attleboro"), a wholly-owned subsidiary of PVY, shall merge with and into PVY on the Closing Date, with PVY being the surviving corporation, by complying with the requirements of the Massachusetts Business Corporation Law ("MBCL") and the RIBCA (the "Attleboro Merger"). Immediately following the consummation of the Attleboro Merger, PVY shall adopt an agreement and plan of merger pursuant to which Providence Gas Company ("ProvGas"), a wholly-owned Subsidiary of PVY, shall merge with and into PVY on the Closing Date, with PVY being the surviving corporation, by complying with the requirements of the RIBCA (the "ProvGas Merger"). Immediately following the consummation of the ProvGas Merger, SUG shall adopt an agreement and plan of merger pursuant to which PVY shall merge with and into SUG on the Closing Date, with SUG being the surviving corporation (the "Final Surviving Corporation"), by complying with the requirements of the RIBCA and the DGCL (the "PVY Merger"). The Merger, the ProvGas Merger, the Attleboro Merger and the PVY Merger shall hereinafter be referred to collectively as the "Mergers."

          Section 2.7 Certificate of Incorporation; Bylaws. Pursuant to the PVY Merger, the Restated Certificate of Incorporation of SUG, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Final Surviving Corporation until thereafter amended as provided by law and (ii) the Bylaws of SUG as in effect immediately prior to the Effective Time, shall be the Bylaws of the Final Surviving Corporation until thereafter amended as provided by law.

          Section 2.8 Directors and Officers. The directors and officers of SUG immediately prior to the Effective Time will be the directors and officers of SUG after consummation of the PVY Merger, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Final Surviving Corporation; provided that, immediately after the consummation of the Merger, the Chief Executive Officer of PVY immediately prior to the Effective Time will be elected or appointed as a member of the Board of Directors of SUG.

                               ARTICLE III

                           CONVERSION OF SHARES

          Section 3.1 Effect of the Merger. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of PVY Common Stock and/or any shares of PVY Restricted Stock, all of which shall become fully vested immediately prior to the Effective Time:

          (a) Each issued and outstanding share of PVY Common Stock (which shall be deemed to include (i) each issued and outstanding share of PVY Restricted Stock and (ii) each related associated stock purchase right (collectively, the "PVY Rights") issued pursuant to the Stock Rights Agreement, dated as of July 23, 1998 between PVY and The Bank of New York, as Rights Agent (the "PVY Stock Rights Agreement"), which will be terminated at the Effective Time (any reference in this Agreement to PVY Common Stock will be deemed to include the associated PVY Rights and all PVY Restricted Stock)), will be converted into the right of each holder thereof to receive $42.50 in cash (the "Merger Consideration").

          (b) Each holder of PVY Common Stock shall surrender all such holder's certificates formerly representing ownership of PVY Common Stock in the manner provided in Section 3.2. All such shares of PVY Common Stock, when so converted, shall no longer be outstanding and shall be canceled and automatically converted into the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 3.2. Any payment made pursuant to this Section
3.1 shall be made net of applicable withholding taxes to the extent such withholding is required by law.

          (c) Notwithstanding any provision of this Agreement to the contrary, each share of PVY Common Stock held in the treasury of PVY immediately prior to the Effective Time shall be canceled and extinguished without conversion thereof.

          (d) Each share of common stock, par value $1.00 per share, of Newco issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $1.00 per share, of the Surviving Corporation.

          Section 3.2     Exchange of PVY Common Stock Certificates.

          (a) SUG's registrar and transfer agent, or such other bank or trust company which has a net capital of not less than $100,000,000, as may be selected by SUG and be reasonably acceptable to PVY, will act as paying agent ("Paying Agent") for the holders of PVY Common Stock in connection with the Merger, pursuant to an agreement providing for the matters set forth in this Section 3.2 and such other matters as may be appropriate and the terms of which shall be reasonably satisfactory to SUG and PVY, to receive the consideration to which holders of PVY Common Stock become entitled pursuant to Section 3.1. Contemporaneous with the Effective Time, SUG will deposit in trust with the Paying Agent, for the benefit of holders of PVY Common Stock, the cash necessary to pay the aggregate Merger Consideration as contemplated by Section 3.1(a) with respect to each share of PVY Common Stock.

          (b) At the Effective Time of the Merger, SUG will irrevocably instruct the Paying Agent to promptly, and in any event not later than eight (8) business days following the Effective Time, mail (and to make available for collection by hand) to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of PVY Common Stock (the "Certificates"), whose shares of PVY Common Stock were converted pursuant to Section 3.1(a) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as SUG may reasonably specify) and (ii) instructions (which shall provide that at the election of the surrendering holder Certificates may be surrendered, and payment therefor collected, by hand delivery) for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by SUG, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of PVY Common Stock formerly represented by such Certificate, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within eight (8) business days of receipt thereof, and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of SUG that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate (other than Certificates representing PVY Common Stock held by SUG) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Section 3.2.

          (c) The Paying Agent shall invest the funds representing the aggregate Merger Consideration, as directed by SUG, in (i) direct obligations of the United States of America (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest or (iii) commercial paper rated the highest quality by either Moody's Investors Service, Inc. or Standard and Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.; provided, however, that, notwithstanding anything to the contrary in this Agreement, if the Paying Agent is not able or refuses to so invest such funds, SUG may deposit such funds in trust with another bank or trust company which has a net capital of not less than $100,000,000, as may be selected by SUG and be reasonably acceptable to PVY, so long as the Paying Agent is allowed to draw on such funds to the extent required to pay the Merger Consideration. Any net earnings with respect to such funds shall be the property of and paid over to SUG as and when requested by SUG.

          (d) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III; provided, however, that the Person to whom the Merger Consideration is paid shall, if required by SUG, as a condition precedent to the payment thereof, give the Paying Agent a bond in such sum as it may ordinarily require and indemnify SUG in a manner satisfactory to it against any claim that may be made against SUG with respect to the Certificate claimed to have been lost, stolen or destroyed.

          (e) After the Effective Time, the stock transfer books of PVY shall be closed and there shall be no transfers on the stock transfer books of the Surviving Corporation of shares of PVY Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to SUG, they shall be canceled and exchanged for the Merger Consideration as provided in this Article III.

          (f) Any portion of the funds held by the Paying Agent that remain undistributed to the former shareholders of PVY for eighteen (18) months after the Effective Time shall be delivered by the Paying Agent, which shall thereafter act as the Paying Agent, and any former shareholders of PVY who have not complied with this Article III prior to eighteen (18) months after the Effective Time shall thereafter look only as a general creditor to SUG for payment of their claim for the Merger Consideration.

          (g) Neither the Surviving Corporation nor SUG shall be liable to any holder of PVY Common Stock for Merger Consideration delivered to a public official pursuant to any applicable abandonment, escheat or similar law. Any amounts remaining unclaimed by holders of any such shares of PVY Common Stock five years after the Effective Time (or such earlier date immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Body) shall, to the extent permitted by applicable law, become the property of SUG, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

          Section 3.3 PVY Options; PVY Performance Shares. (a) Each outstanding option to purchase shares of PVY Common Stock or other similar interest (collectively, the "PVY Options") granted under any stock option plans or under any other plan or arrangement of any Acquired Company (the "Acquired Company Option Plans"), together with the applicable exercise prices, are disclosed in Section 3.3(a) of the PVY Disclosure Schedule. Each PVY Option that is outstanding at the Effective Time shall be deemed fully vested and shall be converted at the

Effective Time into a right to receive in respect thereof a cash payment in an amount equal to the product of (x) the amount by which (i) the Merger Consideration exceeds (ii) the exercise price of such PVY Option (if less than (i)) and (y) the number of shares of PVY Common Stock subject thereto. Such cash payment (net of applicable withholding taxes) shall be made on the Closing Date or as promptly thereafter as reasonably practicable.

          (b) Each outstanding award of PVY Performance Shares as determined pursuant to the PVY Performance Share Plan, is disclosed in
Section 3.3(b) of the PVY Disclosure Schedule. Copies of the PVY Performance Share Plan and the agreements entered into pursuant to the PVY Performance Share Plan, which set forth the applicable performance measures and target opportunities, have been provided to SUG prior to the date of this Agreement. In accordance with the terms of the PVY Performance Share Plan, the target opportunities for each outstanding award of PVY Performance Shares outstanding at the Effective Time shall be deemed fully earned for the entire "Performance Periods" (as such term is defined in the PVY Performance Share Plan). Each PVY Performance Share outstanding at the Effective Time shall be canceled and automatically converted into a right to receive a cash payment in an amount equal to the Merger Consideration. Any payment made pursuant to this Section 3.3(b) shall be made net of applicable withholding taxes to the extent such withholding is required by law, and shall be made on the Closing Date or as promptly thereafter as reasonably practicable.

                                ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF SUG

          SUG, as to SUG and Newco, represents and warrants to PVY that:

          Section 4.1 Organization, Existence and Qualification. SUG is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority, and has been duly authorized by all necessary approvals and orders of the Florida, Missouri, Pennsylvania and Texas regulatory authorities and the Federal Energy Regulatory Commission (the "FERC"), to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, to perform its obligations under all Contracts to which it is a party, and to execute and deliver this Agreement. Newco is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Rhode Island, with full corporate power and authority, to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, to perform its obligations under all Contracts to which it is a party, and to execute and deliver this Agreement. Each of SUG and Newco is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the business conducted by it, requires such qualification as a foreign corporation except for such failures to be so qualified or in good standing as are not, individually or in the aggregate, reasonably likely to have a SUG Material Adverse Effect.

          Section 4.2 Authority Relative to this Agreement and Binding Effect. The execution, delivery and performance of this Agreement and the Related Documents by each of SUG and Newco have been duly authorized by all requisite corporate action. The execution, delivery and performance of this Agreement and the Related Documents by SUG and Newco will not result in a violation or breach of any term or provision of, or constitute a default, or require a consent, approval or notification, or accelerate the performance required under, the Organizational Documents of SUG or Newco, as the case may be, any indenture, mortgage, deed of trust, security agreement, loan agreement, or other Contract to which SUG or Newco is a party or by which its assets are bound, or violate any Order, with such exceptions as are not, individually or in the aggregate, reasonably likely to have a SUG Material Adverse Effect. This Agreement constitutes and the Related Documents to be executed by SUG and Newco when executed and delivered will constitute valid and legally binding obligations of SUG and Newco, enforceable against SUG and Newco in accordance with their terms, except as enforceability may be limited by (i) bankruptcy or similar laws from time to time in effect affecting the enforcement of creditors' rights generally or (ii) the availability of equitable remedies generally.

          Section 4.3     Governmental Approvals.  Except as set forth in
Section 4.3 of the SUG Disclosure Schedule and as required by the HSR Act, as of the date of this Agreement, no approval or authorization of any Governmental Body with respect to performance under this Agreement or the Related Documents by SUG and Newco is required to be obtained by SUG and Newco in connection with the execution and delivery by SUG and Newco of this Agreement or the Related Documents or the consummation by SUG and Newco of the transactions contemplated hereby or thereby, the failure to obtain which are, individually or in the aggregate, reasonably likely to have a SUG Material Adverse Effect.

          Section 4.4 Public Utility Holding Company Status; Regulation as a Public Utility. SUG is a "gas utility company" and a "public utility company" (as such terms are defined in PUHCA). SUG indirectly owns a minority interest in a "foreign utility company" (as such term is defined in PUHCA) that is exempt from, and is deemed not to be a public utility company for purposes of, PUHCA pursuant to Section 33 thereof with respect to which SUG has filed with the SEC a Form U-57 notification of foreign utility company status. Except as stated above in this Section 4.4 and with respect to their relationship with SUG, neither SUG nor any of its Subsidiaries is a "holding company," a "subsidiary company," a "public utility company" or an "affiliate" of a "public utility company," or a "holding company" within the meaning of such terms in PUHCA. As of the date of this Agreement, SUG is subject to regulation as a public utility or public service company (or similar designation) in the states of Florida, Missouri, Texas and Pennsylvania. Except as stated in the preceding sentence, as of the date of this Agreement, neither SUG nor its "affiliates" (as such term is defined in

PUHCA) are subject to regulation as a public utility or public service company (or similar designation) in any other state.

          Section 4.5 Legal Proceedings; Orders. Except as specifically described in a report, schedule, registration statement or definitive proxy statement filed by SUG with the SEC since September 1, 1999 and delivered to PVY prior to the date of this Agreement, as of the date of this Agreement, there is no pending Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Mergers or any of the transactions contemplated hereby.

          Section 4.6 Brokers. Neither SUG nor Newco is a party to, or in any way obligated under any Contract, and there are no outstanding claims against SUG or Newco, for the payment of any broker's or finder's fees in connection with the origin, negotiation, execution or performance of this Agreement.

          Section 4.7 Disclaimer of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV, SUG MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND SUG HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES, WHETHER BY SUG, ANY SUBSIDIARY OF SUG, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES, OR ANY OTHER PERSON, WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PVY OR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, OR ANY OTHER PERSON, OF ANY DOCUMENTATION OR OTHER INFORMATION BY SUG, ANY SUBSIDIARY OF SUG, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, OR ANY OTHER PERSON, WITH RESPECT TO ANY OF THE FOREGOING.

                                ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF PVY

          PVY, as to the Acquired Companies, represents and warrants to SUG as follows:

          Section 5.1     Organization, Existence and Qualification.

          (a) Each Acquired Company is a corporation duly incorporated, validly existing, and in good standing under the laws of its state of incorporation, with full corporate power and authority and has been duly authorized by all necessary approvals and orders of the Rhode Island, Massachusetts and all other relevant state regulatory authorities and the FERC to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Section 5.1(a) of the PVY Disclosure Schedule sets forth the name of each Acquired Company, the state or jurisdiction of its incorporation or organization, and for each state or jurisdiction where such Acquired Company is duly qualified as a foreign corporation. Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the business conducted by it, requires such qualification as a foreign corporation except for such failures to be so qualified or in good standing as are not, individually or in the aggregate, reasonably likely to have a PVY Material Adverse Effect.

          (b) PVY has delivered to SUG copies of the Organizational Documents, as currently in effect, of each Acquired Company.

          Section 5.2 Capitalization. The capital stock of PVY consists of 20,000,000 shares of PVY Common Stock, of which 6,096,485 shares were issued and outstanding on October 31, 1999. Such shares include 28,620 shares of PVY Restricted Stock. ProvGas is authorized to issue 80,000 shares of ProvGas Preferred Stock, of which 32,000 shares were issued and outstanding on October 31, 1999. The issued and outstanding shares of PVY Common Stock and ProvGas Preferred Stock have been validly issued and are fully paid and nonassessable. Except as specifically described in the PVY SEC Documents delivered to SUG prior to the date of this Agreement or as set forth in Section 3.3(a) of the PVY Disclosure Schedule, no shares of PVY Common Stock or ProvGas Preferred Stock are held, in treasury or otherwise, by PVY or any of its Subsidiaries and there are no outstanding (i) securities convertible into PVY Common Stock, ProvGas Preferred Stock or other capital stock of PVY or any of its Subsidiaries, (ii) warrants or options to purchase PVY Common Stock or other securities of PVY or any of its Subsidiaries or
(iii) other commitments to issue shares of PVY Common Stock, ProvGas Preferred Stock or other securities of PVY or any of its Subsidiaries. There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which PVY or any of its Subsidiaries is a party or by which PVY or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of PVY or with respect to the registration of the offering, sale or delivery of any shares of capital stock of PVY under the Securities Act or otherwise.

          Section 5.3 Subsidiaries; Investments. Except as set forth in Section 5.3 of the PVY Disclosure Schedule, PVY has no Subsidiaries or investments in any Person (except for marketable securities disclosed to SUG prior to the date of this Agreement) and, except for the issued and outstanding ProvGas Preferred Stock, PVY is the registered owner and holder of all of the issued and outstanding shares of capital stock of its Subsidiaries and has good title to such shares. The outstanding capital stock of each Subsidiary has been duly authorized, validly issued and is fully paid and nonassessable. All such capital stock owned by any Acquired Company is free and clear of any Encumbrance (except for any Encumbrance disclosed in the PVY SEC Documents delivered to SUG prior to the date of this Agreement, or created or incurred by this Agreement in favor of SUG, or imposed by federal or state securities laws).

          Section 5.4 Authority Relative to this Agreement and Binding Effect. The execution, delivery and performance of this Agreement and the Related Documents by PVY have been duly authorized by all requisite corporate action, except, as of the date of this Agreement, for the PVY Shareholders' Approval. Except as set forth in Section 5.4 of the PVY Disclosure Schedule, the execution, delivery and performance of this Agreement and the Related Documents by PVY will not require a consent, approval or notification, will not result in a violation or breach of any term or provision of, or constitute a default or accelerate the performance required under, the Organizational Documents of any of the Acquired Companies, any indenture, mortgage, deed of trust, security agreement, loan agreement, or other Applicable Contract to which any of the Acquired Companies is a party or by which its assets are bound, or violate any Order, with such exceptions as are not, individually or in the aggregate, reasonably likely to have a PVY Material Adverse Effect. This Agreement constitutes and the Related Documents to be executed by any of the Acquired Companies when executed and delivered will constitute valid and legally binding obligations of such Acquired Company, enforceable against such Acquired Company in accordance with their terms, except as enforceability may be limited by (i) bankruptcy or similar laws from time to time in effect affecting the enforcement of creditors' rights generally or (ii) the availability of equitable remedies generally.

          Section 5.5     Governmental Approvals.  Except as set forth in
Section 5.5 of the PVY Disclosure Schedule and as required by the HSR Act, no approval or authorization of any Governmental Body with respect to performance under this Agreement or the Related Documents by any Acquired Company is required to be obtained by any Acquired Company in connection with the execution and delivery by PVY of this Agreement or the Related Documents or the consummation by the Acquired Companies of the transactions contemplated hereby or thereby, the failure to obtain which are, individually or in the aggregate, reasonably likely to have a PVY Material Adverse Effect.

          Section 5.6 Public Utility Holding Company Status; Regulation as a Public Utility. PVY is a "holding company" (as such term is defined in PUHCA) exempt from all provisions of PUHCA (except
Section 9(a)(2) thereof) pursuant to Section 3(a) of PUHCA, and has received no adverse notice from the SEC with respect to the validity of its exempt status. ProvGas and Attleboro are both "public utility companies" (as such term is defined in PUHCA). Each of ProvGas and Attleboro is a "subsidiary company" of PVY, and an "affiliate" of the other and of PVY (as such terms are defined in PUHCA). Except as set forth above in this Section 5.6 and with respect to their relationship to PVY, ProvGas and Attleboro, none of the Acquired Companies is a "holding company," a "subsidiary company," a "public utility company," or an "affiliate" of a "public utility company" or a "holding company," as such terms are defined in PUHCA. ProvGas is subject to regulation as a public utility or public service company (or similar designation) in the state of Rhode Island and Attleboro is subject to regulation as a public utility or public service company (or similar designation) in the state of Massachusetts. Except as stated in the preceding sentence, neither PVY and nor its "affiliates" (as such term is defined in PUHCA) are subject to regulation as a public utility or public service company (or similar designation) in any other state.

          Section 5.7     Compliance with Legal Requirements;
Governmental Authorizations.

          (a) Except as set forth in Section 5.7(a) of the PVY Disclosure Schedule or as specifically described in the PVY SEC Documents delivered to SUG prior to the date of this Agreement, and subject to
Section 5.19 of this Agreement, to the Knowledge of any Acquired Company, no Acquired Company is in violation of any Legal Requirement that is applicable to it, to the conduct or operation of its business, or to the ownership or use of any of its assets, other than such violations, if any, which are not, individually or in the aggregate, reasonably likely to have a PVY Material Adverse Effect.

          (b) The PVY SEC Documents delivered to SUG prior to the date of this Agreement accurately describe all material regulation of each Acquired Company that relates to the utility business of any Acquired Company. Except as set forth on Section 5.7(a) of the PVY Disclosure Schedule, each Acquired Company has and is in material compliance with all material Governmental Authorizations necessary to conduct its business and to own, operate and use all of its assets as currently conducted.

          Section 5.8 Legal Proceedings; Orders. Except as set forth in Section 5.8 of the PVY Disclosure Schedule or as specifically described in the PVY SEC Documents delivered to SUG prior to the date of this Agreement, there is no pending Proceeding:

          (1) that has been commenced by or against, or that otherwise relates to, any Acquired Company that is reasonably likely to have a PVY Material Adverse Effect; or

          (2) as of the date of this Agreement, that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Mergers or any of the transactions contemplated hereby.

To the Knowledge of PVY, except as set forth in Section 5.8 of the PVY Disclosure Schedule, as of the date of this Agreement, no such Proceedings, audits or investigations have been Threatened that are, individually or in the aggregate, reasonably likely to have a PVY Material Adverse Effect. As of the date of this Agreement, none of the Acquired Companies is subject to any Orders that are, individually or in the aggregate, reasonably likely to have a PVY Material Adverse Effect.

          Section 5.9 SEC Documents. PVY has made (and, with respect to such documents filed after the date hereof through the Closing Date, will make) available to SUG a true and complete copy of (i) each report, schedule, registration statement (other than on Form S-8), and definitive proxy statement filed by PVY or ProvGas with the SEC since September 30, 1998 through the Closing Date in substantially the form filed with the SEC (the "PVY SEC Documents") and (ii) the PVY Audited Financials. As of their respective dates, the PVY SEC Documents, including without limitation any financial statements or schedules included therein, complied (or will comply), in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such PVY SEC Documents, and did not (or will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of PVY and ProvGas included in the PVY SEC Documents and the PVY Audited Financials (collectively, the "PVY Financial Statements") were (or will be) prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q) and fairly present (or will fairly present) in all material respects the financial position of PVY and its Subsidiaries, or ProvGas, as the case may be, as of the respective dates thereof or the results of operations and cash flows for the respective periods then ended, as the case may be, subject, in the case of unaudited interim financial statements, to normal adjustments which are not material in the aggregate.

          Section 5.10 Taxes. Except as set forth in Section 5.10 of the PVY Disclosure Schedule:

          (a)  The Acquired Companies have timely filed all United
States federal, state and local income Tax Returns required to be filed by or with respect to them or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired, and the Acquired Companies have timely paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due or made adequate provision therefor in accordance with GAAP except where failures to so file, pay or discharge are not, individually or in the aggregate, reasonably likely to have a PVY Material Adverse Effect. There are no pending audits or other examinations relating to any Tax matters. There are no Tax liens on any assets of the Acquired Companies. As of the date of this Agreement, none of the Acquired Companies has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves (including deferred taxes) reflected in the PVY Balance Sheet are in all material respects adequate to cover all material Taxes accruable through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP.

          (b) None of the Acquired Companies is obligated under any Applicable Contract with respect to industrial development bonds or other obligations with respect to which the excludability from gross income of the holder for federal or state income tax purposes could be affected by the Merger or any of the transactions contemplated by this Agreement.

          Section 5.11    Intellectual Property.  Except as set forth in
Section 5.11 of the PVY Disclosure Schedule, no Acquired Company has any Knowledge of (i) any infringement or claimed infringement by any Acquired Company of any patent rights or copyrights of others or (ii) any infringement of the patent or patent license rights, trademarks or copyrights owned by or under license to any Acquired Company, except for any such infringements of the type described in clause (i) or (ii) that are not, individually or in the aggregate, reasonably likely to have a PVY Material Adverse Effect.

          Section 5.12 Title to Assets. Except (i) as specifically described in the PVY SEC Documents delivered to SUG prior to the date of this Agreement, (ii) as set forth in Section 5.19 of this Agreement or
(iii) as set forth in Section 5.19 of the PVY Disclosure Schedule, none of the Acquired Companies' assets are subject to any Encumbrance other than PVY Permitted Liens.

          Section 5.13 Indebtedness. All outstanding principal amounts of indebtedness for borrowed money of the Acquired Companies as of October 30, 1999 are set forth in Section 5.13 of the PVY Disclosure Schedule.

          Section 5.14 Machinery and Equipment. Except for normal wear and tear, and with such other exceptions as are not, individually or in the aggregate, reasonably likely to have a PVY Material Adverse Effect, the machinery and equipment of the Acquired Companies necessary for the conduct by the Acquired Companies of their respective businesses as presently conducted are in operating condition and in a state of reasonable maintenance and repair.

          Section 5.15 Contracts. Set forth in Section 5.15(a) of the PVY Disclosure Schedule is a list as the date hereof of all Applicable Contracts which are Material Contracts. Except as described in Section 5.15(b) of the PVY Disclosure Schedule or as specifically described in the PVY SEC Documents delivered to SUG prior to the date of this Agreement, and with such exceptions as are not, individually or in the aggregate, reasonably likely to have a PVY Material Adverse Effect, all Applicable Contracts of the Acquired Companies are in full force and effect and no Acquired Company nor, to the Knowledge of PVY, any other party thereto is in default thereunder nor has any event occurred or is any event occurring that with notice or the passage of time or otherwise, is reasonably likely to give rise to an event of default thereunder by any party thereto.

          Section 5.16 Insurance. Section 5.16(a) of the PVY Disclosure Schedule sets forth a list of all policies of insurance held by the Acquired Companies as of the date of this Agreement. Except as set forth in Section 5.16(b) of the PVY Disclosure Schedule, since September 30, 1994, the assets and the business of the Acquired Companies have been continuously insured with what PVY reasonably believes are reputable insurers against all risks and in such amounts normally insured against by companies of the same type and in the same line of business as any of the Acquired Companies. As of the date of this Agreement, no notice of cancellation, non-renewal or material increase in premiums has been received by any of the Acquired Companies with respect to such policies, and no Acquired Company has Knowledge of any fact or circumstance that could reasonably be expected to form the basis for any cancellation, non-renewal or material increase in premiums, except for such cancellations, non-renewals and increases which are not, individually or in the aggregate, reasonably likely to have a PVY Material Adverse Effect. None of the Acquired Companies is in default with respect to any provision contained in any such policy or binder nor has there been any failure to give notice or to present any claim relating to the business or the assets of the Acquired Companies under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder, except for such defaults or failures which are not, individually or in the aggregate, reasonably likely to have a PVY Material Adverse Effect. As of the date of this Agreement, there are no outstanding unpaid premiums (except premiums not yet due and payable), and no notice of cancellation or renewal with respect to, or disallowance of any claim under, any such policy or binder has been received by the Acquired Companies as of the date hereof, except for such non-payments of premiums, cancellations, renewals or disallowances which are not, individually or in the aggregate, reasonably likely to have a PVY Material Adverse Effect.

          Section 5.17 Employees. PVY has made available to SUG prior to the date hereof a list as of no more than thirty (30) days prior to the date of this Agreement of all the then present officers and employees of the Acquired Companies, indicating each employee's base salary or wage rate and identifying those who are union employees and those who are part-time employees. Except as set forth in Section 5.17(a) of the PVY Disclosure Schedule, as of the date of this Agreement, no labor union or other collective bargaining unit has been certified or recognized by any of the Acquired Companies, and, to the Knowledge of the Acquired Companies, as of the date of this Agreement, there are no elections, organizing drives or material controversies pending or Threatened between any of the Acquired Companies and any labor union or other collective bargaining unit representing any of the Acquired Companies' employees. There is no pending or, to the Knowledge of PVY, Threatened labor practice complaint, arbitration, labor strike or other labor dispute (excluding grievances) involving any of the Acquired Companies which are, individually or in the aggregate, reasonably likely to have a PVY Material Adverse Effect. Except for collective bargaining agreements that have been provided to SUG prior to the date of this Agreement or as set forth in Section 5.17(b) of the PVY Disclosure Schedule, as of the date of this Agreement, none of the Acquired Companies is a party to any employment agreement with any employee pertaining to any of the Acquired Companies.

          Section  5.18   Employee Benefit Plans.

          (a) Except as would not, individually or in the aggregate, result in a PVY Material Adverse Effect:

               (1) Each of the PVY Benefit Plans has been operated and administered in all respects in accordance with its governing documents and applicable federal and state laws (including, but not limited to, ERISA and the IRC).

               (2) As to any PVY Benefit Plan subject to Title IV of ERISA, (i) there is no event or condition which presents the risk of plan termination, (ii) no reportable event within the meaning of Section 4043 of ERISA (for which the notice requirements of Regulation Section 4043 promulgated by the PBGC have not been waived) has occurred within the last six years, (iii) no notice of intent to terminate the PVY Benefit Plan has been given under Section 4041 of ERISA, (iv) no proceeding has been instituted under Section 4042 of ERISA to terminate the PVY Benefit Plan, (v) there has been no termination or partial termination of the PVY Benefit Plan within the meaning of Section 411(d)(3) of the IRC within the last six years, (vi) no event described in Sections 4062 or 4063 of ERISA has occurred, and (vii) all PBGC premiums have been timely paid and no liability to the PBGC has been incurred, except for PBGC premiums not yet due.

               (3) Each trust funding a PVY Benefit Plan, which trust is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the IRC, satisfies the requirements of such section and has received a favorable determination letter from the IRS regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in any way which would adversely affect such exempt status.

               (4) With respect to any PVY Benefit Plan or any other "employee benefit plan" as defined in Section 3(3) of ERISA which is established, sponsored, maintained or contributed to, or with respect to any such plan which has been established, sponsored, maintained or contributed to within six years prior to the Closing Date, by the Acquired Companies or any corporation, trade, business or entity under common control or being a part of an affiliated service group with any of the Acquired Companies, within the meaning of Section 414(b), (c) or (m) of the IRC or Section 4001 of ERISA ("PVY Commonly Controlled Entity"), (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied and no such withdrawal liability is reasonably expected to be incurred,
          (ii) no liability under Title IV of ERISA (including, but not limited to, liability to the PBGC) has been incurred by the Acquired Companies or any PVY Commonly Controlled Entity, which liability has not been satisfied (other than for PBGC premiums not yet due), (iii) no accumulated funding deficiency, whether or not waived, within the meaning of
          Section 302 of ERISA or Section 412 of the IRC has been incurred for which any liability is outstanding, (iv) there has been no failure to make any contribution (including installments) to such plan required by Section 302 of ERISA and Section 412 of the IRC which has resulted in a lien under
          Section 302 of ERISA or Section 412 of the IRC and for which any liability is currently outstanding, (v) no action, omission or transaction has occurred with respect to any such plan or any other PVY Benefit Plan which could subject any of the Acquired Companies, the plan or trust forming a part thereof, or SUG to a civil liability or penalty under ERISA or other applicable laws, or a Tax under the IRC, (vi) any such plan which is a Group Health Plan has complied in all respects with the provisions of Sections 601-608 of ERISA and Section 4980B of the IRC, (vii) there are no pending or Threatened claims by or on behalf of any such plan or any other PVY Benefit Plan, by any employees, former employees or plan beneficiaries covered by such plan or otherwise by or on behalf of any person involving any such plan (other than routine non-contested claims for benefits) which could result in a liability to the Acquired Companies taken as a whole and
          (viii) neither the Acquired Companies nor any PVY Commonly Controlled Entity has engaged in, or is a successor or parent corporation to any entity or person that has engaged in, a transaction described in Section 4069 of ERISA.

               (5) There is no matter pending (other than qualification determination applications and filings and other required periodic filings) with respect to any of the PVY Benefit Plans before the IRS, the Department of Labor, the PBGC or in or before any other Governmental Body.

          (b) Except as set forth in Section 5.18(b) of the PVY Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) increase the amount of benefits otherwise payable under any PVY Benefit Plan, (ii) result in the acceleration of the time of eligibility to participate in any PVY Benefit Plan, or any payment, exercisability, funding or vesting of any benefit under any PVY Benefit Plan, (iii) result in any payment becoming due to or with respect to any current or former employee, director or consultant, or (iv) result in any payment becoming due in the event of a termination of employment or service of any employee, director or consultant.

          (c) Except as set forth in Section 5.18(c) of the PVY Disclosure Schedule, none of the Acquired Companies is a party to any Contract nor has it established any policy or practice, which would require it or SUG to make a payment or provide any other form of compensation or benefit to any Person performing (or who within the past twelve months performed) services for any of the Acquired Companies during or upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

          (d) Section 5.18(d) of the PVY Disclosure Schedule contains a true and complete list of each PVY Benefit Plan, all Acquired Company Option Plans and any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus, or other contract for personal services with any current or former officer, director or employee, any consulting contract with any person who prior to entering such contract was a director or officer of any Acquired Company or any plan, agreement, arrangement or understanding similar to any of the foregoing. Except as set forth in Section 5.18(d) of the PVY Disclosure Schedule, there are no outstanding options to purchase capital stock or other securities of PVY or any of its Subsidiaries. PVY has provided to SUG a complete and correct copy of each PVY Benefit Plan (or written summary of any unwritten PVY Benefit Plan), and with respect to each PVY Benefit Plan, the current summary plan description, related trust agreements, related insurance contracts, the latest IRS determination letter, the last three annual reports on Form 5500 series (including all required schedules), and the most recent actuarial report and annual financial statements.

          (e) None of the Acquired Companies has contributed or been obligated to contribute to any "multi-employer plan" within the meaning of Section 3(37) of ERISA within the last six years. None of the Acquired Companies has any outstanding liability with respect to any such plan which, individually or in the aggregate with the events or conditions described in Section 5.18(a), is reasonably likely to result in a PVY Material Adverse Effect.

          Section 5.19    Environmental Matters.  Except as set forth in
Section 5.19 of the PVY Disclosure Schedule or as specifically described in the PVY SEC Documents delivered to SUG prior to the date of this Agreement, and with such other exceptions as are not, individually or in the aggregate, reasonably likely to have a PVY Material Adverse Effect:

          (a) To the Knowledge of any Acquired Company, no Facility owned or operated by any Acquired Company is currently, or was at any time, listed on the National Priorities List promulgated under CERCLA, or on any comparable state list, and no Acquired Company has received any written notification of potential or actual liability or a written request for information from any Person under or relating to CERCLA or any comparable Legal Requirement with respect to any Acquired Company or the Facilities;

          (b) To the Knowledge of any Acquired Company, each Acquired Company and any Person for whose conduct any Acquired Company is reasonably likely to be held responsible, is currently and at all times has been, in material compliance with any Environmental Law. No Acquired Company has received any Order, written notice, or other written communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any violation or failure to comply with any Environmental Law, or of any obligation to undertake or bear the cost of any environmental cleanup, or seeking information regarding prior disposal at or with respect to potential liability regarding any property or Facility at which Hazardous Materials generated by any Acquired Company were transported for disposal;

          (c) There are no pending or, to the Knowledge of any of the Acquired Companies, Threatened claims arising under or pursuant to any Environmental Law with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has or had a direct or indirect interest (including by ownership or use); and

          (d) PVY has delivered or made available to SUG true and complete copies and results of any environmental site assessments, studies, analyses, tests or monitoring possessed by any Acquired Company of which any Acquired Company has Knowledge pertaining to Hazardous Materials or Hazardous Activities in, on or under the Facilities, or concerning compliance by any Acquired Company or any other Person for whose conduct any Acquired Company is reasonably likely to be held responsible, with Environmental Laws.

          Section 5.20 No Material Adverse Change. Since the date of the PVY Balance Sheet, except as specifically described in the PVY SEC Documents delivered to SUG prior to the date of this Agreement, there has not been any PVY Material Adverse Effect, and no events have occurred or circumstances exist that are, individually or in the aggregate, reasonably likely to have a PVY Material Adverse Effect, except that any PVY Material Adverse Effect that results from or relates to (a) general business or economic conditions, (b) conditions generally affecting the industries in which the Acquired Companies compete or (c) the announcement and consummation of the transactions contemplated by this Agreement shall be disregarded.

          Section 5.21 Brokers. Except as set forth in Section 5.21 of the PVY Disclosure Schedule, no Acquired Company is a party to, or in any way obligated under any Applicable Contract, and there are no outstanding claims against any Acquired Company, for the payment of any broker's or finder's fees in connection with the origin, negotiation, execution or performance of this Agreement.

          Section 5.22 PVY Stock Rights Agreement. Prior to the date of this Agreement, PVY has delivered to SUG a true and complete copy of the PVY Stock Rights Agreement. The consummation of the transactions contemplated by this Agreement will not result in the triggering of any right or entitlement of the holders of the PVY Common Stock or other PVY securities under the PVY Stock Rights Agreement. Neither PVY nor any of its Subsidiaries is a party to any agreement similar to the PVY Stock Rights Agreement.

          Section 5.23    Regulatory Proceedings.  Except as set forth in
Section 5.23 of the PVY Disclosure Schedule or in the PVY SEC Documents delivered to SUG prior to the date of this Agreement, other than purchase gas adjustment provisions, none of PVY or its Subsidiaries all or part of whose rates or services are regulated by a Governmental Body (a) has rates that have been or are being collected subject to refund, pending final resolution of any rate proceeding pending before a Governmental Body or on appeal to the courts, or (b) is a party to any rate proceeding before a Governmental Body that are, individually or in the aggregate, reasonably likely to result in any Orders having a PVY Material Adverse Effect.

          Section 5.24 Vote Required. Other than the approval of the Merger by the holders of a majority of the outstanding shares of PVY Common Stock (the "PVY Shareholders' Approval"), no vote of the holders of any class or series of the capital stock of any Acquired Company is required to approve this Agreement and the Mergers. The consent of the holders of 80% in aggregate principal amount of all First Mortgage Bonds outstanding under the ProvGas Indenture to each of the amendments to the ProvGas Indenture described on Schedule 6.1(n) hereto is the only consent required to adopt such amendments.

          Section 5.25 Opinion of Financial Advisor. The Board of Directors of PVY has received the opinion of Salomon Smith Barney Inc., dated as of the date hereof, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view, to the holders of PVY Common Stock. PVY will provide a copy of such opinion to SUG.

          Section 5.26 Disclaimer of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V, PVY MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND PVY HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES, WHETHER BY PVY, ANY SUBSIDIARY OF PVY, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES, OR ANY OTHER PERSON, WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SUG OR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, OR ANY OTHER PERSON, OF ANY DOCUMENTATION OR OTHER INFORMATION BY PVY, ANY SUBSIDIARY OF PVY, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, OR ANY OTHER PERSON, WITH RESPECT TO ANY OF THE FOREGOING.

                                ARTICLE VI

                                COVENANTS

          Section 6.1 Covenants of PVY. PVY agrees to observe and perform the following covenants and agreements:

          (a) Conduct of the Business Prior to the Closing Date. With respect to the Acquired Companies, except (i) as contemplated in this Agreement, (ii) as required by law or regulation, (iii) as set forth in the PVY capital budget, a written copy of which has been provided to SUG by letter dated November 15, 1999, which letter refers to this Agreement,
(iv) for any redemption of First Mortgage Bonds outstanding under the ProvGas Indenture that is required to be made by the terms thereof on the date of any such redemption (such redemption to be made in accordance with the applicable mandatory redemption provisions of such Indenture),
(v) for any commercially reasonable action that PVY determines in good faith, after consulting with SUG, should be taken by ProvGas in order to satisfy the condition set forth in the second sentence of Section 7.1(e), or (vi) as otherwise expressly consented to in writing by SUG, which consent will not be unreasonably withheld or delayed, prior to the Closing, PVY will cause each Acquired Company to:

               (1) Not make or permit any material change in the general nature of its business;

               (2) Maintain its Ordinary Course of Business in accordance with prudent business judgment and consistent with past practice and policy, and maintain consistent with its Ordinary Course of Business its assets in good repair, order and condition, reasonable wear and tear excepted, subject to retirements in the Ordinary Course of Business;

               (3) Use reasonable efforts to preserve the Acquired Company as an ongoing business and maintain the goodwill associated with the Acquired Company;

               (4) Preserve all of the Acquired Companies' franchises, tariffs, certificates of public convenience and necessity, licenses, authorizations and other governmental rights and permits;

               (5) Not enter into any material transaction or Material Contract other than in the Ordinary Course of Business;

               (6) Not purchase, sell, lease, dispose of or otherwise transfer or make any contract for the purchase, sale, lease, disposition or transfer of, or subject to lien, any of the assets of the Acquired Company other than in the Ordinary Course of Business;

               (7) Not hire any new employees except in the Ordinary Course of Business (and in no event hire, for any calendar month, a number of new employees greater than the average monthly number of new employees hired by the Acquired Company over the prior 12 calendar months);

               (8) Not file any material applications, petitions, motions, orders, briefs, settlement or agreements in any material Proceeding before any Governmental Body which involves any Acquired Company, and appeals related thereto without, to the extent reasonably practicable, consulting SUG; provided, however, that if such Proceeding is reasonably likely to have a PVY Material Adverse Effect, PVY shall not make any such filing without the consent of SUG, which consent shall not be unreasonably withheld or delayed.

               (9) Not engage in or modify, except in the Ordinary Course of Business, any material intercompany transactions involving any other Acquired Company;

               (10) Not voluntarily change in any material respect or terminate any insurance policies disclosed on Section 5.16(a) of the PVY Disclosure Schedule that presently are in effect unless equivalent coverage is obtained;

               (11) Except as disclosed or specifically contemplated in this Agreement and except with respect to budgeted expenditures known and specifically disclosed in writing to SUG, subject to adjustments in the Ordinary Course of Business and other deviations (which in the aggregate shall not exceed 5% on an annualized basis during the period from the date of this Agreement until the Closing Date), not make any capital expenditure or capital expenditure commitment;

               (12) Not make any changes in financial policies or practices, or strategic or operating policies or practices, in each case which involve any Acquired Company;

               (13) Comply in all material respects with all applicable material Legal Requirements and permits, including without limitation those relating to the filing of reports and the payment of Taxes due to be paid prior to the Closing, other than those contested in good faith;

               (14) Not adopt, amend (other than amendments that reduce the amounts payable by SUG or any of its Subsidiaries or amendments required by law) or assume an obligation to contribute to any PVY Benefit Plan or collective bargaining agreement or enter into any employment, consulting, severance or similar Contract with any Person (including without limitation, contracts with management of any Acquired Company or any of its Affiliates that might require payments be made upon consummation of the transactions contemplated hereby) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder;

               (15) Except in the Ordinary Course of Business or as required by the terms of any existing Contract, PVY Benefit Plan or collective bargaining agreement, not grant any increase or change in total compensation, benefits or pay any bonus to any employee, director or consultant;

               (16) Not grant or enter into or extend the term of any Contract with respect to continued employment or service for any employee, officer, director or consultant;

               (17) Not make any loan or advance to any officer, director, stockholder, employee or any other Person other than in the Ordinary Course of Business;

               (18) Not terminate any existing gas purchase, exchange or transportation contract necessary to supply firm gas at all city gate delivery points or enter into any new contract for the supply, transportation, storage or exchange of gas with respect to the Acquired Companies' regulated gas distribution operations or renew or extend or negotiate any existing contract providing for the same where such contract is not terminable within sixty (60) days without penalty other than in the Ordinary Course of Business;

               (19) Not amend any of its Organizational Documents; and

               (20) Subject to Section 6.1(k), not issue or assume any note, debenture or other evidence of indebtedness which by its terms does not mature within two years from the date of execution or issuance thereof, unless otherwise redeemable or subject to prepayment at any time at the option of the Acquired Company on not more than thirty (30) days' notice without penalty for such redemption or prepayment.

          (b) Customer Notifications. At any time and from time to time reasonably requested by SUG prior to the Closing Date, each Acquired Company will permit SUG at SUG's expense to insert preprinted single-page customer education materials into billing documentation to be delivered to customers affected by this Agreement; provided, however, that PVY has reviewed in advance and consented to the content of such materials, which consent shall not be unreasonably withheld or delayed. Other means of notifying customers may be employed by either party, at the expense of the initiating party, but in no event shall any notification be initiated without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed).

          (c) Access to the Acquired Companies' Offices, Properties and Records; Updating Information.

               (1) From and after the date hereof and until the Closing Date, the Acquired Companies shall permit SUG and its Representatives to have, on reasonable notice and at reasonable times, reasonable access to such of the offices, properties and employees of the Acquired Companies in a manner that will not unreasonably disrupt the operations of the Acquired Companies or their relationship with their customers, suppliers or employees, and shall disclose, and make available to SUG and its Representatives in a manner that will not unreasonably disrupt the operations of the Acquired Companies or their relationship with their customers, suppliers or employees, all books, papers and records (other than confidentiality agreements related to a possible sale of PVY entered into prior to the date of this Agreement) to the extent that they relate to the ownership, operation, obligations and liabilities of or pertaining to the Acquired Companies, their businesses, assets and liabilities. Without limiting the application of the Confidentiality Agreement dated October 6, 1999 between PVY and SUG (the "Confidentiality Agreement"), all documents or information furnished by the Acquired Companies hereunder shall be subject to the Confidentiality Agreement.

               (2) PVY will notify SUG as promptly as practicable of any significant change in the Ordinary Course of Business or operation of any of the Acquired Companies and of any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) by any Governmental Body, or the institution or overt threat or settlement of any material Proceeding involving or affecting any of the Acquired Companies or the transactions contemplated by this Agreement, and shall use reasonable efforts to keep SUG fully informed of such events and permit SUG's Representatives access to all materials prepared in connection therewith, consistent with any applicable Legal Requirement or Contract.

               (3) As promptly as practicable after SUG's request, PVY will furnish such financial and operating data and other information pertaining to the Acquired Companies and their businesses and assets as SUG may reasonably request; provided, however, that nothing herein will obligate any of the Acquired Companies to take actions that would unreasonably disrupt its Ordinary Course of Business or violate the terms of any Legal Requirement or Contract to which the Acquired Company is a party or to which any of its assets is subject in providing such information, or to incur any costs with respect to SUG's external auditors (or the Acquired Companies' external auditors in the event a report by such auditors is requested by SUG) providing accounting services with respect to issuing an auditor's report required by or for SUG.

          (d) Governmental Approvals; Third Party Consents. PVY will use its commercially reasonable best efforts at PVY's sole expense (except as provided otherwise in the last sentence of Section 6.1(n)) to obtain all necessary consents, approvals and waivers from any Person required in connection with the transactions contemplated hereby under any license, lease, permit or Contract applicable to the Acquired Companies, including, without limitation, the Letters of Tax Good Standing referred to in Section 7.1(i), the approvals of those Governmental Bodies and the consents of those third parties listed in
Section 5.4 and Section 5.5 of the PVY Disclosure Schedule and as required by the HSR Act.

          (e) Dividends. PVY shall not, nor shall it permit any of its Subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of its or their capital stock other than
(A) dividends by a wholly-owned Subsidiary to PVY or another wholly-owned Subsidiary, (B) dividends by a less than wholly-owned Subsidiary consistent with past practice, (C) regular quarterly dividends on PVY Common Stock with usual record and payment dates that do not exceed the current rate of $1.08 per fiscal year, or (D) regular cumulative cash distributions on the ProvGas Preferred Stock not to exceed an annual rate of $8.70 per share; (ii) split, combine or reclassify any capital stock or the capital stock of any Subsidiary or issue or authorize or propose the issuance of any other securities in respect of, or in substitution for, shares of capital stock or the capital stock of any Subsidiary; or
(iii) redeem, repurchase or otherwise acquire any shares of its capital stock or the capital stock of any Subsidiary other than (A) redemptions, repurchases and other acquisitions of shares of capital stock in connection with the administration of employee benefit and dividend reinvestment and customer stock purchase plans as in effect on the date hereof in the ordinary course of the operation of such plans consistent with past practice, (B) intercompany acquisitions of capital stock, (C) the redemption of the ProvGas Preferred Stock as contemplated herein or
(D) as set forth in Section 6.1(k) of this Agreement.

          (f) Issuance of Securities. PVY shall not, nor shall it permit any of its Subsidiaries to, issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposal or other encumbrance of, any shares of its or their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, other than the issuance of shares of PVY Common Stock pursuant to (i) outstanding grants or awards made prior to the date of this Agreement under the PVY Benefit Plans and Acquired Company Option Plans and (ii) any dividend reinvestment plan of PVY in effect as of the date hereof.

          (g) Accounting. PVY shall not, nor shall it permit any of its Subsidiaries to, make any changes in their accounting methods, principles or practices except as required by law, rule, regulation or GAAP. Prior to the Closing, PVY shall comply with the then current accounting rules for costs deferred for Y2K.

          (h)  No Shopping.

               (1) PVY shall not, and shall not authorize or permit any of its (or any of its Subsidiaries') officers, directors, agents, financial advisors, attorneys, accountants or other Representatives to, directly or indirectly, solicit, initiate or encourage submission of proposals or offers from any Person relating to, or that could reasonably be expected to lead to, a Business Combination or participate in any negotiations or substantive discussions regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek a Business Combination; provided, however, that, prior to the PVY Shareholders' Approval, PVY may, in response to an unsolicited written proposal from a third party with respect to a Business Combination that PVY's Board of Directors determines, in its good faith judgment, after consultation with and the receipt of the advice of its financial advisor and outside counsel with customary qualifications, is a Superior Proposal, (i) furnish information to, and negotiate, explore or otherwise engage in substantive discussions with such third party, only if PVY's Board of Directors determines, in its good faith judgment after consultation with its financial advisors and outside legal counsel, that it is reasonably necessary in order to comply with its fiduciary duties under applicable law and (ii) take and disclose to PVY's shareholders a position with respect to another Business Combination proposal, or amend or withdraw such position, pursuant to Rule 14d-9 and 14e-2 under the Exchange Act, or make such disclosure to PVY's shareholders which in the good faith judgment of PVY's Board of Directors, based on the advice of its outside counsel, is required by applicable law. Prior to furnishing any non-public information to, entering into negotiations with or accepting a Superior Proposal from such third party, PVY will (i) provide written notice to SUG to the effect that it is furnishing information to or entering into discussions or negotiations with such third party and
          (ii) receive from such third party an executed confidentiality agreement containing substantially the same terms and conditions as the Confidentiality Agreement. PVY will immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiations with any parties conducted heretofore by PVY or any of its representatives with respect to any Business Combination.

               (2) Except as expressly permitted by this Section 6.1(h), neither the PVY Board of Directors nor any committee thereof may, (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to SUG, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, a Business Combination or (iii) cause PVY to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Business Combination. Notwithstanding the foregoing, prior to the time at which the PVY Shareholders' Approval has been obtained, in response to an unsolicited Business Combination proposal from a third party, if PVY's Board of Directors determines, in its good faith judgment, after consultation with and the receipt of the advice of its financial advisor and outside counsel with customary qualifications, that such proposal is a Superior Proposal and that failure to do any of the actions set forth in clauses (i), (ii) or (iii) above would create a reasonable possibility of a breach of the fiduciary duties of PVY's Board of Directors under applicable law, PVY's Board of Directors may withdraw or modify its approval or recommendation of the Merger or this Agreement, approve or recommend a Business Combination or cause PVY to enter into a Business Combination or an agreement related to a Business Combination and, subject to PVY having paid to SUG the fees described in Section 8.3(a) hereof and having entered into a definitive agreement with respect to such Business Combination proposal, terminate this Agreement; provided, however, that prior to entering into a definitive agreement with respect to a Business Combination proposal, PVY shall give SUG at least two (2) business days' notice thereof, and shall cause its Representatives to, negotiate with SUG to make such adjustments in the terms and conditions of this Agreement as would enable PVY to proceed with the transactions contemplated herein on such adjusted terms; provided, further, that if PVY and SUG are unable to reach an agreement on such adjustments within two (2) business days after such notice from PVY, PVY may enter into such definitive agreement, subject to the provisions of Article VIII.

               (3) PVY shall notify SUG orally and in writing of any such inquiries, offers or proposals (including the material terms and conditions of any such offer or proposal and the identity of the Person making it), within two business days of the receipt thereof, shall use all reasonable efforts to keep SUG informed of the status and revised material terms and conditions of any such inquiry, offer or proposal and shall give SUG one (1) day's advance notice of the first delivery of non-public information to such Person. If any such inquiry, offer or proposal is in writing, PVY shall promptly deliver to SUG a copy of such inquiry, offer or proposal.

               (4) For purposes of this Agreement, (i) "Business Combination" means (other than the transactions contemplated or permitted by this Agreement) (A) a merger, consolidation or other business combination, share exchange, sale of a minimum of 2% of the outstanding shares of capital stock, tender offer or exchange offer or similar transaction involving PVY or any of its Subsidiaries, (B) acquisition in any manner, directly or indirectly, of a material interest in any capital stock of, or a material equity interest in a substantial portion of the assets of, PVY or any of its Subsidiaries, including any single or multi-step transaction or series of related transactions that is structured to permit a third party to acquire beneficial ownership of a majority or greater equity interest in PVY or any of its Subsidiaries, or (C) the acquisition in any manner, directly or indirectly, of any material portion of the business or assets (other than inventory in the Ordinary Course of Business) of PVY or any of its Subsidiaries and (ii) "Superior Proposal" means a proposed Business Combination involving at least 50% of the shares of capital stock or a material portion of the assets of PVY that PVY's Board of Directors determines, after consulting with PVY's financial advisors and outside counsel, is financially superior to the transactions contemplated hereby and it appears that the party making the proposal is reasonably likely to have the funds necessary to consummate the Business Combination.

          (i) Solicitation of Proxies. Subject to Section 6.1(h), PVY shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the Merger and shall take all other action necessary to secure the PVY Shareholders' Approval. PVY shall cause ProvGas and Attleboro to approve the ProvGas Merger and the Attleboro Merger.

          (j)  PVY Shareholders' Approval.

               (1)  Subject to the provisions of Section 6.1(h) and
          Section 6.1(j)(2), PVY shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (including all adjournments thereof, the "PVY Meeting") for the purpose of securing the PVY Shareholders' Approval, (ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with its Organizational Documents, (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with SUG with respect to each of the foregoing matters.

               (2) The PVY Meeting for the purpose of securing the PVY Shareholders' Approval, including any adjournments thereof, will be held on such date or dates as PVY and SUG mutually determine.

          (k) Financing Activities. PVY shall, and shall cause its Subsidiaries to, cooperate, to the fullest extent commercially reasonable and practicable, with SUG's requests with respect to refinancing by the Acquired Companies of the current maturities of any of their indebtedness, and any repurchase, redemption or prepayment by any of the Acquired Companies of any of its indebtedness or preferred stock that may be required because of the Mergers or that SUG may request that the Acquired Companies effect, so as to permit SUG to have the maximum opportunity to refinance, on or promptly after the Closing Date without any penalty except as may be due pursuant to the terms of the Acquired Companies' indebtedness and preferred stock as in effect on the date of this Agreement, any of the Acquired Companies' indebtedness or preferred stock outstanding on the Closing Date; provided, however, that, except as provided in Section 6.1(m), no Acquired Company shall be required to consummate prior to the Effective Time any such refinancing, repurchase, redemption or repayment requested by SUG.

          (l) PVY Disclosure Schedule. On the date hereof, PVY has delivered to SUG the PVY Disclosure Schedule, accompanied by a certificate signed by an executive officer of PVY stating the PVY Disclosure Schedule is being delivered pursuant to this Section 6.1(l). The PVY Disclosure Schedule constitutes an integral part of this Agreement and modifies the representations, warranties, covenants or agreements of PVY contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the PVY Disclosure Schedule; provided that (i) terms used in the PVY

Disclosure Schedule, unless otherwise defined, shall have the meanings, if any, ascribed to them in this Agreement, (ii) information provided in one section of the PVY Disclosure Schedule shall suffice, without repetition or cross-reference, as a disclosure of such information in any other relevant section of the PVY Disclosure Schedule if the disclosure in the first section is sufficient on its face without further inquiry to reasonably inform SUG of the information required to be disclosed in such other sections of the PVY Disclosure Schedule in order to avoid a breach under the counterpart sections of this Agreement and (iii) the inclusion of any item in the PVY Disclosure Schedule shall not establish any threshold of materiality.

          (m) Redemption of ProvGas Preferred Stock. PVY shall cause ProvGas (i) to redeem 16,000 shares of ProvGas Preferred Stock on February 15, 2000 pursuant to Section 4 of the Certificate of Authorization for the ProvGas Preferred Stock, and (ii) to redeem the remaining 16,000 shares of ProvGas Preferred Stock on March 1, 2000 pursuant to Section 4 of such Certificate of Authorization.

          (n) Amendment of ProvGas Indenture. PVY shall cause ProvGas to use its good faith commercially reasonable efforts to obtain prior to the Effective Time the consent of holders of at least 80% in aggregate principal amount of all First Mortgage Bonds outstanding under the ProvGas Indenture to each of the amendments to the ProvGas Indenture described on Schedule 6.1(n) hereto; provided, however, that PVY and its Subsidiaries shall not be required to make any payment to any holder of First Mortgage Bonds prior to the Effective Time, other than such payments that are required to be made under the ProvGas Indenture, which payments ProvGas shall make as required under the ProvGas Indenture. If this Agreement is terminated and the Mergers do not occur, (i) within 30 days after the termination of this Agreement, PVY shall provide SUG with a schedule showing the reasonable out-of-pocket fees and reasonable out-of-pocket expenses, including fees and expenses of a solicitation agent, an information agent, and legal fees and expenses, incurred by or on behalf of PVY and ProvGas in connection with complying with the covenant set forth in the preceding sentence (excluding payments made to holders of the First Mortgage Bonds), (ii) within 30 days after the termination of this Agreement, SUG shall provide PVY with a schedule showing the reasonable out-of-pocket fees and reasonable out-of-pocket expenses, including legal fees and expenses, incurred by or on behalf of SUG in connection with the solicitation of consents described in the preceding sentence (excluding payments made to holders of the First Mortgage Bonds), (iii) if PVY's fees and expenses, as set forth on the schedule provided by PVY pursuant hereto, exceed SUG's fees and expenses, as set forth on the schedule provided by SUG pursuant hereto, SUG shall pay PVY 50% of such excess within 60 days after the termination of this Agreement, and (iv) if SUG's fees and expenses, as set forth on the schedule provided by SUG pursuant hereto, exceed PVY's fees and expenses, as set forth on the schedule provided by PVY pursuant hereto, PVY shall pay SUG 50% of such excess within 60 days after the termination of this Agreement; provided, however, that if this Agreement is terminated based on the breach by any party of its obligations under this Agreement, such breaching party shall bear its own such fees and expenses and shall pay the non-breaching party the fees and expenses, as set forth on the applicable schedule provided in accordance with this section by the non-breaching party, within 60 days after the termination of this Agreement.

          Section 6.2 Covenants of SUG. SUG agrees to observe and perform the following covenants and agreements:

          (a) Governmental Approvals; Third Party Consents. SUG will use its commercially reasonable best efforts at SUG's sole expense to obtain all necessary consents, approvals and waivers from any Person required in connection with the transactions contemplated hereby under any license, lease, permit, Contract or agreement applicable to SUG, including, without limitation, the approvals of those Governmental Bodies listed in Section 4.3 of the SUG Disclosure Schedule and as required by the HSR Act.

          (b) Employees; Benefits. With respect to the employees of the Acquired Companies (excluding unionized employees) (the "Employees"), except as otherwise specified herein, SUG agrees as follows:

               (1) To assume and maintain for their term all employment and change in control agreements of PVY in effect as of the Effective Time;

               (2) During the 24 months immediately following the Closing Date, to maintain for the Employees who continue their service with SUG or any Subsidiary of SUG base salary levels, bonus opportunity levels and overall employee benefits (other than the 1989 Stock Option Plan, the 1989 Non-Employee Director Stock Option Plan, the Non-Employee Director Stock Plan, the 1998 Performance Share Plan, the Restricted Stock Incentive Plan and the Employee Stock Purchase Plan, all of which shall be terminated as of the Closing Date) that are no less favorable in the aggregate than those currently provided to Employees generally, except for any changes made to comply with applicable law or tax qualification nondiscrimination rules; provided, however, that (i) during such 24-month period, all PVY qualified and non-qualified defined benefit pension plans shall be maintained without adverse amendment or modification, except for any changes made to comply with applicable law or, in the case of the PVY tax-qualified defined benefit plan, tax qualification nondiscrimination rules; and (ii), with respect to any severance from employment occurring during such 24-month period, to provide severance benefits to such Employees on a basis no less favorable than would otherwise be provided to such Employees under the applicable severance pay plans of PVY as in effect on the date of this Agreement. After the 24 months immediately following the Closing Date, SUG agrees to maintain during the next 24-month period, for Employees who continue their service with SUG or any Subsidiary of SUG, base salary levels, bonus opportunity and overall employee benefits that are appropriate for the market given SUG's financial circumstances, the industry in which it operates, and regulatory considerations. Nothing in this Agreement shall restrict, limit or interfere with the ability (after the Closing Date) of SUG to terminate, amend or replace any particular agreement, plan or program, or terminate the employment of any person, provided that the requirements of this Section 6.2(b)(2) are otherwise satisfied.

               (3) For purposes of eligibility, vesting and benefit accrual under all benefit plans provided to the Employees after the Closing Date, SUG will recognize the tenure of employment, as recognized by the Acquired Companies as of the Closing Date.

               (4) All vacation time earned by the Employees prior to the Closing Date must be taken by the end of the calendar year in which the Closing Date occurs, except where the Employee is requested by PVY or SUG to forego their vacation for business-related reasons. For purposes of awarding vacation time at the beginning of each calendar year following the Closing Date, SUG will recognize the tenure of employment, as recognized by the Acquired Company as of the Closing Date.

               (5) SUG will permit each of the Employees to carry forward all days of sick leave accrued prior to the Closing Date.

               (6) Effective immediately following the Closing Date, each Employee who satisfies the eligibility criteria used by SUG for similarly situated employees of SUG shall be eligible for awards under SUG's Long-Term Incentive Stock Option Plan. SUG represents that, as of the date of this Agreement, such plan is the only plan in which SUG employees actively participate which provides benefits in the form of SUG capital stock, other than the SUG Employee Stock Purchase Plan or SUG tax-qualified or supplemental retirement plans.

               (7) For a five (5) year period from the Closing Date, SUG agrees to provide retiree medical plan coverage which is substantially comparable to the coverage under the PVY retiree medical plan as of the date hereof, subject to SUG's right to adjust copayment and cost sharing provisions (which may be continued in the same proportions to the PVY-provided portions of cost) to any former Employee (and his or her eligible dependents) who is currently receiving such benefits thereunder, or any active Employee (and his or her eligible dependents) who would be eligible for such benefits if he or she retired on the Closing Date (or who, within five (5) years of the Closing Date, retires and is eligible to receive benefits thereunder).

          (c) WARN. Neither SUG nor any Acquired Company shall, at any time prior to 90 days after the Effective Time, effectuate a "plant closing" or "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended ("WARN"), affecting in whole or in part any site of employment, facility, operating unit or employee without complying with the notice requirements and other provisions of WARN.

          (d) Directors. Immediately after the Effective Time on the Closing Date, the Chief Executive Officer of PVY immediately prior to the Effective Time shall be elected to the Board of Directors of SUG, and thereafter nominated and recommended for reelection if necessary such that such individual shall have a term of at least three years from the Closing Date, and such individual shall hold office in accordance with the Certificate of Incorporation and Bylaws of SUG; provided, however, that if such individual is also an officer or employee of SUG, such individual shall be required to resign as a director of SUG if he resigns or is terminated as an officer or employee of SUG.

          (e)  Officers of PVY Division of SUG.

               (1) From the Effective Time until the earlier of their resignation or removal by the President of SUG,
          (i) Mr. James Dodge shall serve as Chief Executive Officer and President and (ii) James DeMetro shall serve as Executive Vice President, Energy Services, in each case, of the PVY Division of SUG and all other energy-related businesses of SUG conducted in New England.

               (2) From the Effective Time until the earlier of their resignation or removal by SUG, the following individuals shall serve the PVY Division of SUG in the following capacities:

          Kenneth Hogan as Vice President, Chief Financial Officer and
            Treasurer
          Susann G. Mark as Vice President and General Counsel
          James A. Grasso as Vice President, Public Government Affairs
          Gerald A. Yurkevicz as Vice President, Business Development and
            Marketing
          Royalynne Hourihan as Vice President, Human Resources
          Timothy S. Lyons as Vice President, Marketing and Regulatory Affairs Robert W. Owens as Senior Vice President, Gas Distribution
          Peter J. Gill as Vice President, Information Technology
          James M. Stephens as President of Providence Energy Services
          Paul E. O'Keefe as General Manager of Providence Energy Oil
          George Mason as Vice President of Providence Energy Oil

               The provisions of this Section 6.2(e) are subject to the specific terms of the employment contracts referred to in
          Section 6.2(b)(1), and the duties and responsibilities attributable to the positions referred to in Section 6.2(e) shall be as set forth in such contracts.

          (f) Charitable Contributions. SUG will maintain PVY's charitable contributions for at least the calendar year in which the

Effective Time occurs and the next two calendar years thereafter at no less than $175,000, which PVY represents is the current year budget for the fiscal year ending September 30, 2000.

          (g) Corporate Offices. For at least three years after the Effective Time, SUG will operate the Acquired Companies' operations in Rhode Island and Massachusetts as a separate division of SUG. For at least three years after the Effective Time, SUG will maintain the principal executive offices of the Acquired Companies in Rhode Island and, for at least three years after the Effective Time, SUG will maintain such Rhode Island offices as the principal executive offices for all of SUG's energy-related businesses conducted in New England; provided, however, that SUG will not be required to maintain such Rhode Island offices as the principal executive offices for all of SUG's energy-related businesses conducted in New England if Mr. James Dodge ceases to be the Chief Executive Officer of the PVY Division of SUG.

          (h) Collective Bargaining Agreements. At the Effective Time, SUG agrees to assume all collective bargaining agreements covering employees of any Acquired Company, and shall discharge when due any and all liabilities of any Acquired Company under such collective bargaining agreements relating to periods after the Effective Time.

          (i) SUG Disclosure Schedule. On the date hereof, SUG has delivered to PVY the SUG Disclosure Schedule, accompanied by a certificate signed by an executive officer of SUG stating that the SUG Disclosure Schedule is being delivered pursuant to this Section 6.2(i). The SUG Disclosure Schedule constitutes an integral part of this Agreement and modifies the representations, warranties, covenants or agreements of SUG contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the SUG Disclosure Schedule; provided that (i) terms used in the SUG Disclosure Schedule, unless otherwise defined, shall have the meanings, if any, ascribed to them in this Agreement, (ii) information provided in one section of the SUG Disclosure Schedule shall suffice, without repetition or cross-reference, as a disclosure of such information in any other relevant section of the SUG Disclosure Schedule if the disclosure in the first section is sufficient on its face without further inquiry to reasonably inform PVY of the information required to be disclosed in such other sections of the SUG Disclosure Schedule in order to avoid a breach under the counterpart sections of this Agreement and (iii) the inclusion of any item in the SUG Disclosure Schedule shall not establish any threshold of materiality.

          Section 6.3     Additional Agreements.

          (a) The Proxy Statement. (i) As soon as practicable after the date hereof, PVY shall take such reasonable steps as are necessary for the prompt preparation and filing with the SEC of a proxy statement relating to the PVY Meeting (together with any amendments thereto or supplements thereto, the "Proxy Statement"). Each of SUG and PVY shall furnish all information concerning it, its officers and directors, and the holders of its capital stock as the other may reasonably request in connection with the preparation and filing of the Proxy Statement. PVY will use all commercially reasonable efforts to cause the Proxy Statement to be cleared by the SEC as promptly as practicable after filing and as promptly as practicable after such clearance, PVY shall mail the Proxy Statement to its stockholders entitled to notice of and to vote at the PVY Meeting. As promptly as practical after consultation between SUG and PVY, PVY shall respond to any comments made by the SEC with respect to the Proxy Statement.

               (ii) The information supplied by PVY for inclusion or incorporation by reference in the Proxy Statement shall not, at the date of the mailing of the Proxy Statement (or any supplement thereto) and at the time of the PVY Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to PVY Meeting any event or circumstance relating to PVY or any of its Subsidiaries, or its or their respective officers or directors, should be discovered by PVY that should be set forth in a supplement to the Proxy Statement, PVY shall promptly inform SUG. All documents that PVY is responsible for filing with the SEC in connection with the transactions contemplated herein shall comply as to form in all material respects with the applicable requirements of the Securities Act and the regulations thereunder and the Exchange Act and the regulations thereunder.

               (iii) The information supplied by SUG for inclusion or incorporation by reference in the Proxy Statement shall not, at the date of the mailing of the Proxy Statement (or any supplement thereto), at the time of the PVY Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the PVY Meeting any event or circumstance relating to SUG or any of its Subsidiaries, or to their respective officers or directors, should be discovered by SUG that should be set forth in a supplement to the Proxy Statement, SUG shall promptly inform PVY.

               (iv) No representation, warranty, covenant or agreement is made by or on behalf of PVY with respect to information supplied by any other Person for inclusion in the Proxy Statement. No representation, warranty, covenant or agreement is made by or on behalf of SUG with respect to information supplied by any other Person for inclusion in the Proxy Statement. No filing of, or amendment or supplement to, the Proxy Statement shall be made by PVY without providing SUG with the opportunity to review and comment thereon (except for any ongoing SEC reporting required of PVY or ProvGas that will be incorporated by reference). If at any time prior to the PVY Meeting any information relating to any party hereto or any of their respective officers, directors, shareholders or Subsidiaries, should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly prepared, filed with the SEC and, to the extent required by law, disseminated to the shareholders of PVY.

          (b) Further Assurances. Each of SUG and PVY agrees, and PVY agrees to cause its Subsidiaries, to take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Mergers in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purpose of this Agreement and to vest SUG with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Acquired Companies, the officers and directors of SUG will be fully authorized to take, and will take, all such lawful and necessary action.

          (c) Financial Statements to be Provided. Upon SUG's request, PVY shall (i) provide to SUG audited and unaudited financial statements required to be included in the proxy statements and the registration statement contemplated by the Agreement of Merger, dated as of October 4, 1999, by and between SUG and Fall River Gas Company and (ii) cause its independent accountants to deliver to SUG and Fall River Gas Company the required consents in connection therewith.

                               ARTICLE VII

                                CONDITIONS

          Section 7.1 Conditions to SUG's Obligation to Effect the Merger. The obligations of SUG and Newco to effect the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions:

          (a) Representations and Warranties True as of the Closing Date. PVY's representations and warranties in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on the Closing Date, except for such inaccuracies (without regard to any materiality qualifications contained therein) which, individually and in the aggregate, would not be reasonably likely to result in a PVY Material Adverse Effect.

          (b) Compliance with Agreements. The covenants, agreements and conditions required by this Agreement to be performed and complied with by any of the Acquired Companies shall have been performed and complied with in all material respects prior to or at the Closing Date.

          (c) Certificate. PVY shall execute and deliver to SUG a certificate of an authorized officer of PVY, dated the Closing Date, stating that the conditions specified in Sections 7.1(a) and 7.1(b) of this Agreement have been satisfied.

          (d) Governmental Approvals. All approvals, consents, opinions or rulings of all Governmental Bodies required in order to consummate the transactions contemplated hereby shall have been obtained by Final Order in such form as are not, and with no conditions that are, individually or in the aggregate, reasonably likely to have a PVY Material Adverse Effect or a material adverse effect on the business, financial condition or results of operations of SUG, or which would otherwise, in the reasonable determination of SUG, be unduly burdensome to SUG in a manner that would be, individually or in the aggregate, reasonably likely to have a PVY Material Adverse Effect or a material adverse effect on the business, financial condition or results of operations of SUG. The applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or have been terminated.

          (e) Third Party Consents. Each of the consents required under Section 5.4 of this Agreement shall have been obtained to the reasonable satisfaction of SUG, other than any such consents which, if not obtained, are not, individually or in the aggregate, reasonably likely to result in a PVY Material Adverse Effect after the Closing. In addition, the consent of the holders of at least 80% in aggregate principal amount of all First Mortgage Bonds outstanding under the ProvGas Indenture to each of the amendments to the ProvGas Indenture described on Schedule 6.1(n) hereto shall have been obtained.

          (f) Injunctions. On the Closing Date, there shall be no Orders which operate to restrain, enjoin or otherwise prevent the consummation of this Agreement or the Mergers.

          (g) Resignations. Each director of each Acquired Company shall, if requested by SUG, resign any position as a director of an Acquired Company effective as of the Closing Date in accordance with such Acquired Company's Organizational Documents and applicable provisions of the RIBCA or MBCL, as the case may be; provided, however, that such resignations shall not cause the termination of any such Person's employment as an employee of an Acquired Company or reduce any such employee's then current level of compensation.

          (h) Shareholder Approvals. The PVY Shareholders' Approval shall have been obtained, and all of the outstanding shares of the ProvGas Preferred Stock shall have been redeemed in accordance with the Organizational Documents of ProvGas.

          (i) Tax Good Standing. Letters of Tax Good Standing shall have been obtained for PVY and ProvGas from the Rhode Island Department of Taxation.

          (j) Conversion of Options. All directors who have options outstanding under the 1989 Non-Employee Director Stock Option Plan shall have consented to the conversion of such options into a right to receive in respect thereof a cash payment on the basis set forth in Section 3.3.

          Section 7.2 Conditions to PVY's Obligations to Effect the Mergers. The obligation of PVY to effect the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions:

          (a) Representations and Warranties True as of the Closing Date. SUG's representations and warranties in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on the Closing Date, except for such inaccuracies (without regard to any materiality qualifications contained herein) which, individually and in the aggregate, would not be reasonably likely to result in a SUG Material Adverse Effect.

          (b) Compliance with Agreements. The covenants, agreements and conditions required by this Agreement to be performed and complied with by SUG shall have been performed and complied with in all material respects prior to or at the Closing Date.

          (c) Certificate. SUG shall execute and deliver to PVY a certificate of an authorized officer of SUG, dated the Closing Date, stating that the conditions specified in Sections 7.2(a) and 7.2(b) of this Agreement have been satisfied.

          (d) Governmental Approvals. All approvals, consents, opinions or rulings of all Governmental Bodies required in order to consummate the transactions contemplated hereby shall have been obtained by Final Order. The applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or have been terminated.

          (e) Injunctions. On the Closing Date, there shall be no Orders which operate to restrain, enjoin or otherwise prevent the consummation of this Agreement or the Mergers.

          (f) Shareholder Approvals. The PVY Shareholders' Approval shall have been obtained.

                               ARTICLE VIII

                               TERMINATION

          Section 8.1 Termination Rights. This Agreement may be terminated in its entirety at any time prior to the Closing:

          (a)  By the mutual written consent of SUG and PVY;

          (b) By PVY, on the one hand, or SUG, on the other hand, in writing if there shall be in effect a non-appealable order of a court of competent jurisdiction prohibiting the consummation of the Mergers in accordance with this Agreement;

          (c) By PVY, by written notice to SUG, if there is a breach of any representation or warranty of SUG, which breach cannot be cured and would cause the conditions set forth in Section 7.2(a) to be incapable of being satisfied;

          (d) By SUG, by written notice to PVY, if there is a breach of any representation or warranty of PVY, which breach cannot be cured and would cause the conditions set forth in Section 7.1(a) to be incapable of being satisfied;

          (e)  By PVY, by written notice to SUG in accordance with
Section 6.1(h)(2); provided, however, that the termination described in this clause (e) shall not be effective unless and until PVY shall have paid SUG the fee described in Section 8.3(a) and PVY has substantially contemporaneously entered into a definitive agreement with respect to the proposed Business Combination;

          (f)  By PVY, by written notice to SUG, if the PVY
Shareholders' Approval is not obtained at the PVY Meeting upon the taking of such vote including all adjournments, or by SUG, by written notice to PVY, if the PVY Shareholders' Approval is not obtained at the PVY Meeting upon the taking of such vote including all adjournments;

          (g) By SUG, by written notice to PVY, if the Board of Directors of PVY or any committee thereof (i) withdraws or modifies, or proposes publicly to withdraw or modify, in a manner adverse to SUG, the approval or recommendation by the Board of Directors or such committee of the Merger or this Agreement, (ii) approves or recommends, or proposes publicly to approve or recommend, a Business Combination, (iii) causes PVY to enter into a definitive agreement related to any Business Combination, (iv) resolves to take any of the actions specified in clause
(i), (ii) and (iii) above or (v) fails to cause ProvGas to redeem all of the outstanding shares of ProvGas Preferred Stock as provided in Section 6.1(m);

          (h) By SUG, by written notice to PVY, if a third party, including a group (as defined under the Exchange Act), acquires securities representing greater than 50% of the voting power of the outstanding voting securities of PVY; or

          (i) By either party in writing at any time after 5:00 p.m., Eastern Time on November 15, 2000 (the "Initial Termination Date"), if the Closing has not occurred prior thereto; provided, however, that the right to terminate this Agreement under this Section 8.1(i) will not be available to any party that is in material breach of its representations, warranties, covenants or agreements contained herein; and provided, further, that if on the Initial Termination Date (i) the conditions to closing set forth in Sections 7.1(d) and 7.2(d) shall not have been fulfilled or (ii) any approval or authorization of any Governmental Body required in connection with the consummation of the Mergers shall have not been obtained and such approval or authorizations shall not have become a Final Order, but all other conditions to Closing shall be fulfilled or shall be capable of being fulfilled, then the Initial Termination Date will be extended to April 1, 2001.

          Section 8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall be of no further force and effect and there shall be no further liability hereunder on the part of any party or its Affiliates, directors, officers, shareholders, agents or other Representatives; provided, however, that (i) any fee payable under Section 8.3(a) is paid to SUG and (ii) no such termination shall relieve any party of liability for any claims, damages or losses suffered by the other party as a result of the negligent or willful failure of a party to perform any obligations required to be performed by it hereunder on or prior to the date of termination. Notwithstanding anything to the contrary contained herein, the provisions of Section 8.2, Sections 10.1 through 10.6 and Sections 10.8 through 10.11 of this Agreement shall survive any termination of this Agreement.

          Section 8.3     Termination Fee; Expenses.

          (a) Termination Fee. If this Agreement is terminated pursuant to Section 8.1(e), 8.1(g) or 8.1(h), then PVY shall pay to SUG promptly (but not later than five business days after notice is received from PVY) an amount equal to $7.5 million in cash.

          (b) Expenses. The parties agree that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. Notwithstanding anything to the contrary contained in this
Section 8.3, if PVY fails to pay promptly to SUG the fee due under
Section 8.3(a), in addition to any amounts paid or payable pursuant to
Section 8.3(a), PVY shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee calculated using an annual percentage rate of interest equal to the prime rate published in The Wall Street Journal on the date (or preceding business day if such date is not a business day) such fee was required to be paid, compounded on a daily basis using a 360-day year.

                                ARTICLE IX

                        INDEMNIFICATION; REMEDIES

          Section 9.1     Directors' and Officer's Indemnification.

          (a) Indemnification and Insurance. For a period of six years after the Effective Time, SUG will indemnify and hold harmless the present and former officers and directors of PVY and its Subsidiaries (the "Indemnified Parties") in respect of acts or omissions occurring prior to the Effective Time to the extent provided under PVY's articles of incorporation and bylaws in effect on the date hereof; provided, however, that if any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of such claims shall continue until the final disposition of any and all such claims. For six years after the Effective Time, SUG will use its reasonable best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by PVY's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that in satisfying its obligation under this Section, if the annual premiums of such insurance coverage exceed 200% of the previous year's premiums, SUG will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of SUG, for a cost not exceeding such amount.

          (b) Successors. In the event SUG or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, proper provisions must be made so that the successors and assigns of SUG will assume the obligations set forth in this Section 9.1.

          (c) Survival of Indemnification. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of any Acquired Company with respect to their activities as such prior to the Effective Time, as provided in their respective Organizational Documents in effect on the date hereof, or otherwise in effect on the date hereof, will survive the Mergers and will continue in full force and effect except for amendments to make changes permitted by law that would enhance the rights of past or present officers and directors to indemnification or advancement of expenses in respect of acts or omissions occurring prior to the Effective Time. For a period of not less than six years from the Effective Time (or, in the case of matters occurring prior to the Effective Time which have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved).

          Section 9.2 Representations and Warranties. Each and every representation and warranty of either party shall expire at, and be terminated and extinguished with, the Effective Time.

                                ARTICLE X

                            GENERAL PROVISIONS

          Section 10.1 Expenses. Each of the parties will pay all costs and expenses of its performance of and compliance with this Agreement, except (i) as provided in the last sentence of Section 6.1(n) or Section 8.3 and as expressly provided otherwise herein, (ii) PVY shall pay all fees and expenses of counsel for PVY, (iii) SUG shall pay all fees and expenses of counsel for SUG and Newco, (iv) SUG will pay all real estate transfer taxes and real estate recording fees, if any, including expenses of counsel associated with real estate title, transfer and recording issues in connection with the Mergers, and all filing and application fees paid to Governmental Bodies in connection with the Mergers and (v) PVY will pay all of the costs of printing and mailing the Proxy Statement to the PVY stockholders.

          Section 10.2 Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been given upon receipt if either (a) personally delivered, (b) sent by prepaid first class mail, and registered or certified and a return receipt requested or (c) by facsimile telecopier with completed transmission acknowledged:

          if to SUG or to Newco, to:

          Southern Union Company
          504 Lavaca Street, Suite 800
          Austin, Texas  78701
          Attention:     Peter H. Kelley
                         President and Chief Operating Officer
          Telecopier:    (512) 477-3879

          with a copy to:

          Hughes Hubbard & Reed LLP
          One Battery Park Plaza
          New York, New York  10004
          Attention:     Garett J. Albert
          Telecopier:    (212) 422-4726

          if to PVY, to:

          Providence Energy Corporation
          100 Weybosset Street
          Providence, Rhode Island  02903
          Attention:     James H. Dodge
                         Chairman, President and CEO
          Telecopier:    (401) 421-4887

          with a copy to:

          Simpson Thacher & Bartlett
          425 Lexington Avenue
          New York, New York  10017
          Attention:     Peter J. Gordon
          Telecopier:    (212) 455-2502

or at such other address or number as shall be given in writing by a party to the other parties.

          Section 10.3 Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto. Any assignment in violation of the terms of this Agreement shall be null and void ab initio.

          Section 10.4    Successor Bound.  Subject to the provisions of
Section 10.3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          Section 10.5 Governing Law; Forum; Consent to Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of New York except to the extent that the terms and consummation of the Mergers are subject to the DGCL, the RIBCA or the MBCL, in which case such laws shall govern. Each party to this Agreement hereby irrevocably and unconditionally (i) consents to submit to the exclusive jurisdiction of the federal courts of the Southern District of New York in the county of New York and the borough of Manhattan for any proceeding arising in connection with this Agreement (and each such party agrees not to commence any such proceeding, except in such courts), (ii) to the extent such party is not a resident of the State of New York, agrees to appoint an agent in the State of New York as such party's agent for acceptance of legal process in any such proceeding against such party with the same legal force and validity as if served upon such party personally within the State of New York, and to notify promptly each other party hereto of the name and address of such agent, (iii) waives any objection to the laying of venue of any such proceeding in the federal courts of the Southern District of New York in the county of New York and the borough of Manhattan, and (iv) waives, and agrees not to plead or to make, any claim that any such proceeding brought in any federal court of the Southern District of New York has been brought in an improper or otherwise inconvenient forum.

          Section 10.6 Waiver of Trial By Jury. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH ANY SUCH PARTY MAY BE A PARTY ARISING OUT OF OR IN ANY WAY PERTAINING TO (i) THIS AGREEMENT, (ii) THE MERGERS, (iii) THE CONFIDENTIALITY AGREEMENT OR (iv) ANY RELATED DOCUMENTS. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES WHO ARE PARTIES TO THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY EACH PARTY HERETO, AND EACH SUCH PARTY HEREBY REPRESENTS AND WARRANTS THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON TO INDUCE THIS WAIVER OR TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. EACH PARTY TO THIS AGREEMENT FURTHER REPRESENTS AND WARRANTS THAT EACH SUCH PARTY HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF EACH SUCH PARTY'S OWN FREE WILL, AND THAT EACH SUCH PARTY HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

          Section 10.7    Cooperation; Further Documents.

          (a) Each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, and to do or cause to be done all things necessary, proper or advisable under applicable laws, regulations or otherwise, to consummate and to make effective the transactions contemplated by this Agreement, including, without limitation, the timely performance of all actions and things contemplated by this Agreement to be taken or done by each of the parties hereto.

          (b) Each party shall cooperate with the other party in such other party's discharge of the obligations hereunder, which shall include making reasonably available to the other party such of its books and records as contain, and such of its personnel as have, relevant information, with respect thereto.

          Section 10.8 Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between the parties and their Representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the party whose attorney prepared the executed draft or any earlier draft of this Agreement.

          Section 10.9 Publicity; Organizational and Operational Announcements. No party hereto shall issue, make or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby, or otherwise make any disclosures relating thereto, without the consent of the other parties, such consent not to be unreasonably withheld or delayed; provided, however, that such consent shall not be required where such release or announcement is required by applicable law or the rules or regulations of a securities exchange, in which event the party so required to issue such release or announcement shall endeavor, wherever possible, to furnish an advance copy of the proposed release to the other parties.

          Section 10.10 Waiver. Except as otherwise expressly provided in this Agreement, neither the failure nor any delay on the part of any party to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or waiver of any such right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege available to each party at law or in equity.

          Section 10.11 Parties in Interest. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person, other than the parties hereto and their successors and permitted assigns, any rights or remedies hereunder, except that the parties hereto agree and acknowledge that the agreements and covenants contained in Section 6.2(d) are intended for the direct and irrevocable benefit of the director of PVY specified therein, and that the agreements and covenants contained in Section 9.1 are intended for the direct and irrevocable benefit of the Indemnified Parties described therein and their respective heirs or legal representatives (such director or Indemnified Party, a "Third Party Beneficiary"), and that each such Third Party Beneficiary, although not a party to this Agreement, shall be and is a direct and irrevocable third party beneficiary of such agreements and covenants and shall have the right to enforce such agreements and covenants against SUG in all respects fully and to the same extent as if such Third Party Beneficiary were a party hereto.

          Section 10.12 Specific Performance. The parties hereto agree that irreparable damage would occur to a party in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that any party shall be entitled to an injunction or injunctions to prevent breaches of this agreement by any other party and to enforce specifically, to the fullest extent available, the terms and provisions hereof, including each party's obligation to close, in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which any party is entitled at law or in equity.

          Section 10.13 Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          Section 10.14 Amendment. This Agreement may be amended only by an instrument in writing executed by the parties hereto.

          Section 10.15 Entire Agreement. This Agreement, the exhibits, annexes and schedules hereto and the documents specifically referred to herein and the Confidentiality Agreement constitute the entire agreement, understanding, representations and warranties of the parties hereto with respect to the subject matter hereof and supersede all prior agreements with respect thereto.

          Section 10.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  [SIGNATURES APPEAR ON FOLLOWING PAGE]

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


                         SOUTHERN UNION COMPANY


                         By:       /s/Peter H. Kelley
                                   --------------------------------------
                         Name:     Peter H. Kelley
                         Title:    President and Chief Operating Officer



                         GUS ACQUISITION CORPORATION


                         By:       /s/Peter H. Kelley
                                   --------------------------------------
                         Name:     Peter H. Kelley
                         Title:    President



                         PROVIDENCE ENERGY CORPORATION


                         By:       /s/James H. Dodge
                                   --------------------------------------
                         Name:     James H. Dodge
                         Title:    Chief Executive Officer